EXHIBIT 4.1

EXECUTION COPY

INDENTURE

Dated as of June 19, 2014

Among

LMI AEROSPACE, INC.

as Issuer

THE GUARANTORS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee and Collateral Agent

7.375% SECOND-PRIORITY SENIOR SECURED NOTES DUE 2019

CROSS-REFERENCE TABLE*

Tia Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.08; 7.10
311(a)	7.11
(b)	7.11
312(a)	2.05
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06
(d)	7.06
12.3	7.06
314(a)	4.03; 4.04; 13.05
(b)	10.02
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	10.03
(e)	13.05
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(c)	7.01
(d)	7.01
(e)	6.11
16(a)(last sentence)	2.09
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	N.A.
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.04
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF EXCHANGE NOTE
Exhibit C	FORM OF CERTIFICATE OF TRANSFER
Exhibit D	FORM OF CERTIFICATE OF EXCHANGE
Exhibit E	FORM OF CERTIFICATE OF ACQUIRING ACCREDITED INVESTOR
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE, dated as of June 19, 2014, among LMI Aerospace, Inc., a Missouri corporation (the “Issuer”), the Guarantors (as defined herein) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as Collateral Agent (as defined herein).

The Issuer, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 7.375% Second-Priority Senior Secured Notes due 2019 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) under the Securities Act, that is not also a QIB.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 2.14, 4.09 and 4.12, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 15% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or any authenticating agent.

“AI Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Accredited Investors.

“A.M. Best” means A.M. Best Company, Inc. or any successor to the rating agency business thereof.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of

(1) 1.0% of the principal amount of the Note; or

(2) the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at January 15, 2017 (such redemption price being set forth in the table appearing in Section 3.07(b)) plus (ii) all required interest payments due on the Note through January 15, 2017 (excluding accrued but unpaid interest to the redemption date), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note.

Calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that neither the Trustee nor any Agent shall have any duty to calculate (or verify any calculation of) the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (each, a “disposition”) of any property, assets or rights by the Issuer or any of its Restricted Subsidiaries; provided that the disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Sections 4.15 and/or 5.01 and not by Section 4.10; or

(2) the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a disposition of assets between or among the Issuer and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(4) the disposition of products, services or accounts receivable in the ordinary course of business;

(5) the disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole);

(6) the disposition of cash or Cash Equivalents;

(7) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(8) the granting of Liens permitted by Section 4.12;

(9) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries;

(11) a Restricted Payment that does not violate Section 4.07;

(12) a Permitted Investment; and

(13) an Event of Loss.

“Authentication Order” means a written request or order on behalf of the Issuer signed by one Officer of the Issuer and delivered to the Trustee.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar legal requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership with a corporate general partner, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition by such Person and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and which is rated at the time of acquisition at least “A” or the equivalent thereof by S&P, or “A” or the equivalent thereof by Moody’s;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (1) through (7) of this definition denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any Permitted Business conducted by any Foreign Subsidiary organized in such jurisdiction.

“Cash Management Services” means any of the following to the extent not constituting a line of credit: (i) cash management or related services, including, without limitation, treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (ii) credit cards, (iii) credit card processing services, (iv) debit cards, (v) stored value cards, (vi) purchase cards and (vii) other cash management arrangements or agreements to provide for such services.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as each such term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (each as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto) and the regulations promulgated thereunder.

“Collateral” means any and all assets of the Issuer and Guarantors, whether real or personal, tangible or intangible, on which Liens are or are purported to be granted pursuant to the First Priority Security Documents as security for the Issuer’s Obligations under this Indenture.

“Collateral Agent” means U.S. Bank National Association, in its capacity as Collateral Agent under this Indenture and the Collateral Documents, together with its successors in such capacity.

“Collateral Documents” means the security agreements, pledge agreements, Mortgages, collateral assignments, control agreements and related agreements (including financing statements under the Uniform Commercial Code (“UCC”) of the relevant states), if any, each as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time, to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows (without duplication):

(1) plus an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income;

(2) plus (a) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income and (b) an amount equal to the amount of tax distributions actually made in respect of such period in accordance with Section 4.07(b)(11);

(3) plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(4) plus depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(5) plus any cost savings and restructuring charges (which, for the avoidance of doubt, shall include costs relating to severance, retention, relocation, contract termination and consolidation of facilities) and other non-recurring charges to the extent such cost savings or charges were deducted in computing Consolidated Net Income for such period; provided that the aggregate amount of such cost savings, fees, charges or other expenses added back to Consolidated Cash Flow pursuant to this clause (5) may not exceed 10% of Consolidated Cash Flow calculated prior to giving effect to any adjustment pursuant to this clause (5) in any four-quarter period;

(6) plus any expenses or charges relating to the transactions described in the Offering Memorandum relating to the offering of the Notes, the closing of the Credit Agreement and the transactions contemplated by the Registration Rights Agreement;

(7) minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition permitted under this Indenture), consisting of Indebtedness described in (a) clauses (1), (2), (3) and (4) of the definition thereof and (b) the last sentence of the definition of the term “Indebtedness” in respect of any such clause (1), (2), (3) or (4), excluding, with respect to such clause (3), reimbursement obligations with respect to existing letters of credit set forth in the Credit Agreement on the Issue Date to the extent that, and so long as, such letters of credit remain fully cash collateralized.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

provided, further that the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period shall be further reduced by an amount equal to the amount of tax distributions actually made in respect of such period in accordance with Section 4.07(b)(11).

“Consolidated Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries as shown on the most recent balance sheet of such Person, determined in accordance with GAAP.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the members of such Board of Directors at the time of such nomination or election, or who either were members of such Board of Directors on the Issue Date or whose election or nomination was previously so approved.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Issuer.

“Credit Agreement” means the Credit Agreement, dated as of the Issue Date, among the Issuer, as borrower, the financial institutions party thereto as lenders (the “First Priority Lenders”) and the First Priority Agent, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Custodian” means U.S. Bank National Association, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Restricted Subsidiary.

“Enforcement Action” means any action to:

(1) foreclose, execute, levy, or collect on, take possession or control of (other than taking “possession” for the sole purpose of perfecting a Lien on Collateral), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Priority Loan Documents or the Indenture Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(2) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral;

(3) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(4) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Priority Loan Documents or Indenture Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the clauses (1) through (5) of this definition, and exercising voting rights in respect of Equity Interests comprising Collateral); or

(5) effect the disposition of Collateral by the Issuer or any Guarantor after the occurrence and during the continuation of an “event of default” under the First Priority Loan Documents or the Indenture Documents with the consent of the First Priority Agent or the Collateral Agent, as applicable.

provided that (i) for the purposes hereof and notwithstanding the foregoing, the notification of account debtors to make payments to the First Priority Agent or other First Priority Claimholders and any direction of funds in deposit or securities accounts only shall constitute an Enforcement Action if and only if such action is coupled with an action to take possession of all or a material portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to the Issuer or any Guarantor or all or a material portion of the Collateral and (ii) an Enforcement Action will not be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency or Liquidation Proceeding.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(1) any loss, destruction or damage of such property or asset;

(2) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4) any settlement in lieu of clause (2) or (3) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Excluded Assets” means:

(1) the Voting Stock of any direct Foreign Subsidiary of the Issuer or a Guarantor in excess of 65% of all of the outstanding Voting Stock of such Foreign Subsidiary;

(2) Equity Interests of any domestic subsidiary whose only asset is the Equity Interests of Foreign Subsidiaries;

(3) Equity Interests of any Subsidiary that is directly or indirectly owned by a “controlled foreign corporation” (“CFC”) described in Section 881(c)(3)(C) of the Code;

(4) any lease, license or other agreement or any property subject to a purchase money security interest or Capital Lease Obligation or similar arrangement constituting Permitted Indebtedness, to which the Issuer or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the Collateral Documents will constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity);

(5) any assets (including interests in any partnership, joint venture or non wholly-owned subsidiary) to the extent a pledge thereof or security interest therein is prohibited by applicable law, regulation, agreements or organizational documents in effect on the Issue Date or the date of acquisition of such asset from a third party and containing enforceable anti-assignment clauses not overridden by the UCC or other applicable law;

(6) real property owned by the Issuer or any Guarantor that has a Fair Market Value less than $1,000,000 and any real property leased by the Issuer or any Guarantor;

(7) all motor vehicles and other assets subject to certificates of title;

(8) intercompany Indebtedness owed by any Subsidiary that is a CFC or is directly or indirectly owned by a CFC solely to the extent a pledge thereof could reasonably be expected to result in adverse tax consequences;

(9) “intent-to-use” trademark or service mark applications;

(10) any asset with respect to which the Issuer and the First Priority Agent reasonably determine that the costs of obtaining a security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby;

(11) the Equity Interests of any Restricted Subsidiary to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require the filing with the SEC of separate financial statements of such Restricted Subsidiary, which financial statements are not then otherwise required to be filed with the SEC but only to the extent such separate financial statements of such Restricted Subsidiary have not been so filed with the SEC; and

(12) proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (11), unless such proceeds or products would otherwise constitute Collateral securing the Notes;

provided, that notwithstanding anything to the contrary, to the extent that the Issuer or a Guarantor grants a Lien on any asset or right described in clauses (1) through (10) above to secure any Obligations under the Credit Agreement or any other First Priority Obligations (as it or any similarly defined term is defined in the Intercreditor Agreement), such asset or right shall not constitute an “Excluded Asset.”

“Existing Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer in existence on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in this Indenture).

“First Priority Agent” means the agent designated as such (or a similar designation) under the Intercreditor Agreement, which shall initially be the administrative agent under the Credit Agreement on the Issue Date, together with its successors and permitted assigns in such capacity.

“First Priority Cash Management Obligations” means any Indebtedness in respect of Cash Management Obligations that are secured (or purported to be secured) by any collateral under the First Priority Security Documents.

“First Priority Claimholders” means, collectively, the First Priority Lenders, the First Priority Lender Counterparties, the First Priority Agent and the other agents, arrangers and issuing lenders under the First Priority Loan Documents.

“First Priority Hedging Obligations” means any Hedging Obligations that are secured (or purported to be secured) by any collateral under the First Priority Security Documents.

“First Priority Lender Counterparty” means each counterparty to a First Priority Hedging Obligation or a First Priority Cash Management Obligation if (i) at the date of entering into such Hedging Obligation or such First Priority Cash Management Obligation, as applicable, such counterparty was an arranger, an Agent, a Lender or an Affiliate of an arranger, an Agent or Lender (each, as defined in the Credit Agreement) and (ii) such counterparty complied with the terms applicable to it under the Credit Agreement.

“First Priority Loan Documents” means the Credit Agreement and the Loan Documents (as such term (or any similarly defined term) is defined in the Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First Priority Obligation (as defined in the Intercreditor Agreement), and any other document or instrument executed or delivered at any time in connection with any First Priority Obligations, including any intercreditor or joinder agreement among holders of First Priority Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of the Intercreditor Agreement.

“First Priority Security Documents” means the Security Documents (as such term (or any similarly defined term) is defined in the Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing (or purporting to secure) any First Priority Obligations (as defined in the Intercreditor Agreement) or under which rights or remedies with respect to such Liens are governed.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect in accordance with Regulation S-X as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(2) plus the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3) plus any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon;

(4) plus the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Restricted Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is a Foreign Subsidiary.

“Foreign Subsidiary” means, with respect to any Person, (i) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) any direct or indirect Subsidiary of such Person if substantially all of its assets consist of Equity Interests of one or more direct or indirect Subsidiaries described in clause (i) of this definition or (iii) any Subsidiary of a Subsidiary described in clauses (i) or (ii) of this definition.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are effective for annual and interim periods as of the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(d)(3).

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, self-regulatory organization, exchange, instrumentality or regulatory body or any subdivision thereof (including the SEC and any comparable foreign equivalent thereof) or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each Restricted Subsidiary of the Issuer that guarantees the Notes in accordance with this Indenture and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Issuer (a) whose Consolidated Total Assets, as of that date, do not exceed 3.0% of the Consolidated Total Assets of the Issuer and (b) whose consolidated total revenues for the Issuer’s most recently ended four consecutive fiscal quarters do not exceed 3.0% of consolidated total revenues of the Issuer and its Restricted Subsidiaries for such period; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it (i) directly or indirectly, guarantees or otherwise provides direct credit support for any Obligations of the Issuer or any Guarantor or (ii) is a borrower or a guarantor under the Credit Agreement; provided further, that (x) the Consolidated Total Assets of all Immaterial Subsidiaries shall not exceed 5.0% of the Consolidated Total Assets of the Issuer and (y) the consolidated total revenues of all Immaterial Subsidiaries shall not exceed 5.0% of consolidated total revenues of the Issuer and its Restricted Subsidiaries for the Issuer’s most recently ended four consecutive fiscal quarters.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing net Obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Indenture Cap Amount” means the sum of the aggregate principal amount of Notes issued on the date of the Indenture plus the aggregate principal amount of any Additional Notes issued after the date of the Indenture that are expressly permitted under the Credit Agreement and hereunder.

“Indenture Documents” means this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

“Indenture Obligations” means (i) all Obligations (including Post-Petition Interest) outstanding under the Indenture Documents; and (ii) notwithstanding the foregoing, if Indebtedness for borrowed money constituting principal outstanding under the Indenture Documents is in excess of the Indenture Cap Amount, then only that portion of such Indebtedness equal to the Indenture Cap Amount shall be included in Indenture Obligations and interest with respect to such Indebtedness shall only constitute Indenture Obligations to the extent related to such Indebtedness included in the Indenture Obligations.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $250,000,000 in aggregate principal amount of Notes issued under this Indenture on the Issue Date and any Notes issued in replacement or substitution therefor in accordance with the provisions of this Indenture.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Issuer or any Guarantor under the Bankruptcy Code or any other Bankruptcy Law, any other action or proceeding for the bankruptcy, reorganization, insolvency, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case, action or proceeding relative to the Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, between the Collateral Agent and the First Priority Agent and acknowledged and agreed to by the Issuer and the Guarantors, as amended, restated, supplemented and/or otherwise modified from time to time in accordance with this Indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c). The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means June 19, 2014.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on the Premises or any other Collateral secured by and described in such mortgages, deeds of trust, deeds to secure debt or other documents or instruments is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Agreement) secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take an Enforcement Action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s Obligations under this Indenture and the Notes, pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes, the Additional Notes, if any, and the Exchange Notes shall be treated as a single class for all purposes under this Indenture, and unless otherwise stated or required by the context, all references to the Notes shall include the Initial Notes, any Additional Notes and any Exchange Notes.

“Notes Secured Parties” means, collectively, the Trustee, the Collateral Agent and the Holders.

“Obligations” means any principal, interest (including Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated as of June 12, 2014, related to the offering and sale of the Initial Notes.

“Officer” means, with respect to any Person, the chairman of the board, chief executive officer, chief financial officer, chief operating officer, president, any vice president, the treasurer, controller, principal accounting officer, or the secretary, of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or a Guarantor, as applicable, by two Officers thereof (or, if applicable, of the managing or sole member of the Issuer or Guarantor), one of whom must be the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements of Section 13.05.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.05. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Participating Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Permitted Business” means businesses which are the same, similar, ancillary or reasonably related to the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date, including a reasonable expansion or extension thereof.

“Permitted Investments” means:

(1) any Investment in the Issuer or a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment existing on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof, provided that the amount of the original Investment is not increased from the amount of such Investment on the Issue Date except as may otherwise be permitted hereunder;

(4) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(6) any acquisition of assets or Capital Stock or Investments to the extent the payment therefor solely consists of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent thereof;

(7) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(8) Investments represented by Hedging Obligations;

(9) loans or advances to (a) officers, directors and employees of the Issuer or any Restricted Subsidiary of the Issuer in the ordinary course of business for reasonable and customary business-related travel entertainment, relocation and analogous ordinary business purposes, and (b) for other purposes not described in the foregoing clause (a), employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(10) repurchases of the Notes;

(11) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(12) Investments by the Issuer and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or lessors in the ordinary course of business;

(13) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(14) Investments in any Unrestricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed $5.0 million; and

(15) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $25.0 million.

“Permitted Liens” means:

(1) Liens to secure (a) Permitted Debt described in clause (1) of the definition thereof, (b) Hedging Obligations described in clause (8)(a) of the definition of Permitted Debt, the counterparty of which is a First Priority Claimholder (or an Affiliate thereof) or at the time of the incurrence thereof was a First Priority Claimholder (or an Affiliate thereof), and (c) Indebtedness in respect of Cash Management Services described in clause (8)(b) of the definition of Permitted Debt owing to a First Priority Claimholder (or an Affiliate thereof) or at the time of the incurrence thereof was a First Priority Claimholder (or an Affiliate thereof); provided, that such Liens are subject to the terms of the Intercreditor Agreement;

(2) Liens in favor of the Issuer or any Guarantor;

(3) Liens to secure (a) Hedging Obligations described in clause (8)(a) of the definition of Permitted Debt, the counterparty of which is not a First Priority Claimholder (or an Affiliate thereof) or at the time of the incurrence thereof was not a First Priority Claimholder (or an Affiliate thereof), and (b) Indebtedness in respect of Cash Management Services described in clause (8)(b) of the definition of Permitted Debt not owing to a First Priority Claimholder (or an Affiliate thereof) or at the time of the incurrence thereof was not a First Priority Claimholder (or an Affiliate thereof);

(4) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such Person becoming a Restricted Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or such Restricted Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(6) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) (a) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (b) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (c) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that with respect to subclauses (a), (b) and (c), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered into in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(7) Liens to secure Permitted Debt described in (a) clause (4) of the definition thereof (including Capital Lease Obligations) covering only the assets acquired with or financed by such Indebtedness, (b) clause (10) of the definition thereof, (c) clause (11) of the definition thereof, (d) clause (14) of the definition thereof and (e) clause (22) of the definition thereof;

(8) Liens existing on the Issue Date and any extensions or renewals thereof or otherwise permitted by the terms of this Indenture;

(9) Liens for taxes, assessments or other governmental charges, claims or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and for which adequate reserves or other appropriate provision as is required in conformity with GAAP has been made therefor, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(10) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens, in each case, incurred in the ordinary course of business, which (i) do not in the aggregate materially detract from the value of the property of the Issuer and its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and (ii) if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens to secure (a) Permitted Debt described in clause (3) of the definition thereof and (b) Additional Notes and Note Guarantees related thereto (provided that, in the case of this subclause (b), the Total Leverage Ratio of the Issuer for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Additional Notes and Note Guarantees are incurred would have been no greater than 5.25 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Additional Notes and Note Guarantees had been incurred at the beginning of such four-quarter period);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) Liens incurred or deposits made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding and that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuer or such Restricted Subsidiary;

(15) customary restrictions on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s customer at which such equipment is located;

(16) Liens arising out of judgments, decrees, orders or awards not constituting an Event of Default;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) execution of leases and subleases, and grants of software and other technology licenses and sublicenses in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20) deposits made in the ordinary course of business to secure liability to insurance carriers;

(21) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC covering only the items being collected upon;

(22) Liens arising from precautionary UCC financing statement filings regarding operating leases;

(23) Liens under industrial revenue, municipal or similar bonds, not to exceed $10.0 million at any one time outstanding;

(24) Liens on assets of Foreign Subsidiaries securing Indebtedness incurred by Foreign Subsidiaries permitted under Section 4.09;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(26) Liens encumbering deposits made to secure obligations (other than Indebtedness) arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff; and

(27) Liens on cash advances in favor of a seller of any property to be acquired as a Permitted Investment to be applied against the purchase price for such Permitted Investment.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary that is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or any other entity.

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the First Priority Loan Documents or the Indenture Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Qualified Equity Offering” means any issuance and sale of common stock of the Issuer or any direct or indirect parent of the Issuer; provided, however, that in the case of an issuance and sale of common stock of any direct or indirect parent of the Issuer, the cash proceeds therefrom are contributed to common equity of the Issuer. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include (1) any issuance and sale with respect to the Issuer’s or any direct or indirect parent’s common stock registered on Form S-4 or Form S-8; or (2) any issuance and sale of common stock to any Subsidiary of the Issuer.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registration Rights Agreement” means (i) the Registration Rights Agreement related to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the initial purchasers of the Notes, as amended and supplemented, and (ii) any other registration rights agreement entered into in connection with the issuance of Additional Notes in a private offering by the Issuer after the Issue Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(3).

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Responsible Officer” when used with respect to the Trustee or the Collateral Agent, means any officer or authorized representative of the Trustee or the Collateral Agent, as applicable, within the Corporate Trust Office of the Trustee or the Collateral Agent, as applicable, with direct responsibility for the administration of this Indenture and/or the Collateral Documents and also, with respect to a particular matter, any other officer of the Trustee or the Collateral Agent, as applicable, to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise stated in this Indenture, references to “Restricted Subsidiaries” refer to the Restricted Subsidiaries of the Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission and any successor organization.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X as such Regulation is in effect on the Issue Date.

“Specified Event of Default” means any Event of Default arising under clause (1), (2), (9) or (10) set forth under Section 6.01.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the incurrence thereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total Voting Stock (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Leverage Ratio” means, with respect to any specified Person, as of any date of determination, the ratio of (a) the Consolidated Debt of such Person outstanding as of such date to (b) Consolidated Cash Flow of such Person for the most recently ended four fiscal quarters for which internal financial statements are available; provided, that Consolidated Cash Flow of such Person will be calculated in the manner contemplated by, and subject to the adjustments provided in, the definition of the term “Fixed Charge Coverage Ratio.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2017; provided, however, that if the period from the redemption date to January 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Issuer, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

(3) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of any specified Person, a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and other nominal shares required to be held by local nationals under applicable law) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section

“Action”	10.10
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Automatic Exchange”	2.06
“Automatic Exchange Date”	2.06
“Automatic Exchange Notice”	2.06
“Automatic Exchange Notice Date”	2.06
“Calculation Date”	1.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“disposition”	1.01
“DTC”	2.03
“Excess Proceeds”	4.10
“Event of Default”	6.01
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Premises”	4.23
“Purchase Date”	3.09
“Reference Date”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“UCC”	1.01

Section 1.03 Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) the term “including” is not limiting;

(7) provisions apply to successive events and transactions;

(8) references to sections of or rules under the Securities Act, Exchange Act and the TIA will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(10) all references to Articles, Sections or subdivisions refer to Articles, Sections or subdivisions of this Indenture unless otherwise indicated.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notwithstanding any provision of this Indenture or the Notes (i) any pro rata redemptions or repurchases of the Notes by the Issuer pursuant to this Indenture shall be made in a manner that preserves the authorized denominations of the Notes, and (ii) in the case of Global Notes, the selection of Notes to be redeemed or repurchased will be in accordance with the procedures of the Depositary.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global and Definitive Notes. Notes issued in global form will be substantially in the form of Exhibit A, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited by the Issuer on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of Participants holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated prior to the expiration of the 40-day period upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream, certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a Beneficial Ownership interest in a 144A Global Note or an AI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b)); and

(2) an Officers’ Certificate from the Issuer.

Following the termination of the Restricted Period, all beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note in accordance with Section 2.02, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The Trustee shall have no duty to request the certificates described in subclauses (1) and (2) of this Section 2.01(c).

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

(e) Exchange Notes. Exchange Notes exchanged for interests in the Rule 144A Global Notes and Regulation S Global Notes will be issued in the form of a permanent global Note, substantially in the form of Exhibit B, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided (the “Exchange Global Note”). The Exchange Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.

Section 2.02 Execution and Authentication.

At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic transmission (including portable document format) signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of an Authentication Order, authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes, Exchange Notes and the Regulation S Permanent Global Note. Such Authentication Order shall specify the principal amount of the Notes to be authenticated, the date on which the issue of the Notes is to be authenticated, the number of separate Notes certificates to be authenticated, the registered Holder of each such Note and delivery instructions and, in the case of an issuance of Additional Notes or Exchange Notes after the Issue Date, shall certify that such issuance is in compliance with Sections 4.09 and 4.12. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

The Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer appoints the Trustee to act as the Registrar and Paying Agent under this Indenture and as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee of all amounts that it is obligated to pay, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, they will segregate and hold in a separate trust fund for the benefit of the Holders all money held by them as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar or the Paying Agent, the Issuer will furnish to the Trustee at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. A Global Note is exchangeable for Definitive Notes if:

(1) the Issuer delivers to the Trustee and the Registrar notice from the Depositary that the Depositary is unwilling or unable to continue to act as Depositary or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary within 90 days after the date of such notice from the Depositary;

(2) the Issuer at its option, notifies the Trustee and the Registrar in writing that it elects to cause the issuance of Definitive Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary requests such exchange.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names and approved denominations as the Depositary shall instruct the Trustee and the Registrar. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) of this Section 2.06(b), as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser of the Notes). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information satisfactory to the Registrar regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon consummation of an Exchange Offer by the Issuer and the Guarantors in accordance with Section 2.06(g) hereof, the requirements of Section 2.06(b)(2) will be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(i).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit C, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit C, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the AI Global Note, then the transferor must deliver a certificate in the form of Exhibit C, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement, and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, or (ii) a Person who is an Affiliate of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (4) thereof;

and, in each case set forth in this subparagraph (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit D, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit C, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit C, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit C, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit C, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issue or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit C, including the certifications in item (3)(c) thereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(i), and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement, and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, or (ii) a Person who is an Affiliate of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit D, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (4) thereof;

and, in each case set forth in this subparagraph (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2), the Registrar will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(i), and the Issuer will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit C, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit C, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit C, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit C, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit C, including the certifications in item (3)(c) thereof, the Registrar will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the AI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement, and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, or (ii) a Person who is an Affiliate of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit D, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Registrar will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (2) above or this clause (3) at a time when an Unrestricted Global Note has not yet been issued, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit C, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit C, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement, and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, or (ii) a Person who is an Affiliate of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit D, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (4) thereof;

and, in each case set forth in this subparagraph (D), if the Issuer so requests, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer will issue and, upon receipt of an Authentication Order in accordance with Section 2.03, the Trustee will authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance and accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not broker-dealers, and (B) they are not Affiliates of the Issuer, and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuer will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAWS OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACQUISITION HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”) AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO

WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN OFFSHORE TRANSACTIONS AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) or any Global Note or Definition Note that has been exchanged for an Exchange Note will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”

(h) Procedures for Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.

Upon the Issuer’s satisfaction that the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act:

(1) beneficial interests in a Restricted Global Note may be automatically exchanged for beneficial interests in an Unrestricted Global Note without any action required by or on behalf of the Holder of such Restricted Global Note (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (a) with respect to the Notes issued on the Issue Date, the Issue Date or (b) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”); and

(2) the Issuer shall (a) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note for beneficial interests in an Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with the DTC; (b) provide prior written notice (the “Automatic Exchange Notice”) to each Holder of such Restricted Global Note at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (i) the Automatic Exchange Date, (ii) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (iii) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (iv) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred; and (c) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of each Restricted Global Note to be exchanged for one or more such Unrestricted Global Notes.

At the Issuer’s written request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuer’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders; provided that the Issuer has delivered to the Trustee the information required to be included in such Automatic Exchange Notice.

Notwithstanding anything to the contrary in this Section 2.06(h), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(h) shall be permitted without the prior written consent of the Issuer. As a condition to any Automatic Exchange, the Issuer shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officers’ Certificate and Opinion of Counsel to the Issuer to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act, that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary, to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.06(h), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be cancelled following the Automatic Exchange.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on the “Schedule of Exchanges of Interests in the Global Note” of such Global Note by the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on the “Schedule of Exchanges of Interests in the Global Note” of such Global Note by the Trustee to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.05).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuer will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic transmission (including portable document format), with originals thereof to be delivered to the Registrar thereafter in a timely manner.

(9) Neither the Registrar nor the Trustee shall have an obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Registrar, Trustee or the Issuer, or the Trustee and the Issuer receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the requirements set forth in Section 2.02 are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss or liability that any of them may suffer if a Note is replaced. The Issuer and Trustee may charge a Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by either the Issuer or any Guarantor, or by any Affiliate of the Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has actual knowledge that such Notes are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and execute, and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

After the preparation of the definitive Notes, the temporary Notes shall be exchanged for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuer, without charge to the Holder. Upon surrender for cancellation of one or more temporary Notes, the Issuer shall execute and the Trustee shall authenticate and deliver in exchange therefore a like principal amount of definitive Notes of authorized denominations.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the destruction or cancellation of all canceled Notes will be delivered to the Issuer upon written request. Subject to Section 2.07, the Issuer may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation. To the extent that any Notes are held in the form of Global Notes and less than all of such Global Notes are to be cancelled, the reduction of the principal amount of any such Global Note and the Registrar’s notation of such cancellation on its books and records shall be deemed to satisfy any cancellation requirement, provided that certification of such cancellation shall be delivered to the Issuer upon written request.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will send to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers.

The Issuer in issuing the Notes may use CUSIP, ISIN or other such numbers (if then generally in use), and, if so, the Trustee shall use CUSIP, ISIN or other such numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other numbers.

Section 2.14 Issuance of Additional Notes.

The Issuer shall be entitled, from time to time, subject to compliance with Sections 4.09 and 4.12, without consent of the Holders, to issue Additional Notes under this Indenture with identical terms as the Initial Notes other than with respect to (i) the date of issuance, (ii) the issue price, (iii) the amount of interest payable on the first interest payment date and (iv) any adjustments in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) or to reflect differences with respect to original issue discount for U.S. federal income tax purposes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in an Officers’ Certificate pursuant to a resolution of the Board of Directors of the Issuer, copies of which shall be delivered to the Trustee (with a copy to the Paying Agent and the Registrar), the following information:

(i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(ii) the issue price, the issue date and the CUSIP number of such Additional Notes and the date on which interest on such Additional Notes shall begin to accrue.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee, Paying Agent and Registrar.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, the Issuer must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the provision of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the CUSIP and ISIN number if any,

provided that, such Officers’ Certificate may be furnished more than 60 days prior to a redemption date if issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 12.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Paying Agent will select Notes for redemption or purchase by lot (or in the case of Global Notes, in accordance with the procedures of the Depositary) unless otherwise required by law or applicable securities exchange or depositary requirements.

In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, prior to the mailing of the redemption or purchase notice by the Paying Agent from the outstanding Notes not previously called for redemption or purchase.

The Paying Agent will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption or Purchase.

Subject to the provisions of Section 3.04 and Section 3.09, at least 30 days but not more than 60 days before a redemption date, the Issuer will mail or cause to be mailed, by first class mail (or in the case of Global Notes, transmit in accordance with the procedures of the Depositary), a notice of redemption or purchase to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 12.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, in the case of Definitive Notes, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and the CUSIP and ISIN numbers for such Notes;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the Notes; and

(9) if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in Issuer’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee (with a copy to the Registrar), at least five Business Days (or such shorter period as may be agreed to by the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03, an Officers’ Certificate requesting that the Trustee give such notice, which shall include a form of the notice setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed or transmitted, as the case may be, in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to 10:00 a.m. (New York City time) on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a regular record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender and cancellation of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided, that each such new Note shall be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof. Notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to January 15, 2017, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (calculated after giving effect to the issuance of any Additional Notes) at a redemption price of 107.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (calculated after giving effect to the original issuance of any Additional Notes) (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and

(2) the redemption occurs within 120 days of the date of the closing of such Qualified Equity Offering.

(b) On or after January 15, 2017, the Issuer may redeem on any one or more occasions all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed on or after the dates indicated below, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date:

For the Period	Percentage
On or after January 15, 2017	103.688%
On or after January 15, 2018	101.844%
January 15, 2019 and thereafter	100.000%

(c) At any time prior to January 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes, at a redemption price equal to 100.000% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest on the Notes redeemed to, the applicable redemption date, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date.

(d) During any twelve-month period prior to January 15, 2017, the Issuer may redeem up to 10% of the original principal amount of the Notes during each twelve-month period, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 103.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date, subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date.

(e) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08 Mandatory Redemption.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10, the Issuer is required to commence an Asset Sale Offer they will follow the procedures specified below.

The Asset Sale Offer will remain open for a period of at least 30 days following its commencement and not more than 60 days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 (the “Offer Amount”), or, if less than the Offer Amount of Notes has been validly tendered in the Asset Sale Offer, all Notes validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest up to but excluding the Purchase Date will be paid to the Person in whose name a Note is registered at the close of business on such interest record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail (or in the case of Global Notes, transmit in accordance with the procedures of the Depositary), a notice to the Trustee, the Registrar and the Paying Agent and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10, and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, all Notes accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof only;

(6) that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

(8) that, if the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount, the Paying Agent will select the Notes to be purchased on a pro rata basis or by lot (or in the case of Global Notes, in accordance with the procedures of the Depositary) based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Paying Agent so that Notes are maintained in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof); and

(9) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to a minimum denomination of $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Offer Amount applicable to the Notes has been validly tendered, all Notes so tendered, in each case in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that if, following repurchase of a portion of a Note the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Issuer will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Paying Agent will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes validly tendered and not properly withdrawn by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate and mail or deliver such Note, and the Trustee shall be fully protected in relying upon the Authentication Order), in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 and Section 4.10, any purchase pursuant to this Section 3.09 or Section 4.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Issuer will pay interest (including Post-Petition Interest) on overdue principal and premium, if any, at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; the Issuer will pay interest (including Post-Petition Interest) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 4.02 Maintenance of Office or Agency.

The Issuer will maintain an office or agency (which may be an office of the Trustee or an Affiliate or agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices to the Issuer in respect of the Notes and this Indenture may be delivered. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all presentations, surrenders, notices and demands. Notwithstanding the foregoing, no service of legal process may be made on the Issuer at any office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be surrendered for any or all such purposes and may from time to time rescind such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03 Reports.

(a) Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise voluntarily files reports with the SEC on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will furnish to the Holders, in the manner set forth in the last paragraph of this Section 4.03(a), with copy to the Trustee:

(1) all quarterly and annual financial information in substantially the form that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, respectively, if the Issuer were required to file such Forms under the Exchange Act, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and, with respect to the annual financial information only, a report thereon by the Issuer’s certified independent accountants, not later than 45 days following the end of each of the first three fiscal quarters of each fiscal year of the Issuer in the case of quarterly financial information and not later than 90 days following the end of each fiscal year of the Issuer in the case of annual financial information; and

(2) current reports containing substantially the same information required to be filed in a Current Report on Form 8-K pursuant to Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01 and 5.02(b) and (c) , in each case as in effect on the Issue Date, promptly from time to time after the occurrence of an event that would have been reported in a Current Report on Form 8-K if the Issuer would have been required to file such Reports under the Exchange Act; provided, however, that no such report will be required to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its direct or indirect parent companies or subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its direct or indirect parent companies or subsidiaries);

provided, however, that if the Issuer is not then subject to the reporting requirements of Section 13 or 15(d) of the Act, such reports shall not be required to (1) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, in each case, as in effect on the Issue Date; (2) provide separate financial information for (i) non-wholly owned subsidiaries that may otherwise be required by Regulation S-X, (ii) Guarantors that may otherwise be required by Rule 3-10 of Regulation S-X or (iii) Subsidiaries whose securities are pledged to secure the Notes that may otherwise be required by Rule 3-16 of Regulation S-X; (3) provide information required or contemplated by Regulation G or Item 10(e) relating to any disclosure of non-GAAP financial measures) Item 402 of Regulation S-K; or (4) provide financial statements in interactive data format using the eXtensible Business Reporting Language.

The Issuer will make available such information and such reports (as well as the details regarding the conference call described in Section 4.03(d)) to the Trustee, to any Holder and to any Beneficial Owner of the Notes, in each case by posting such information on any password-protected online data system (with notice to the Trustee), and will make such information readily available on any password-protected online data system to any prospective investor, any securities analyst or any market maker in the Notes. The Issuer will send such information electronically to the Trustee.

(b) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by clause (1) of Section 4.03(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(c) The obligations under the preceding paragraphs of this Section 4.03 may be satisfied by having the Issuer file reports containing the information contemplated hereunder within the timeframes contemplated hereunder with the SEC.

(d) Within 10 Business Days after the dates that the reports described in clause (1) of Section 4.03(a) are required to be delivered, the Issuer shall participate in quarterly conference calls to discuss operating results and related matters, which conference call shall be open to all Holders, Beneficial Owners of the Notes, prospective investors, securities analysts and market makers in the Notes to discuss such financial information.

(e) The Issuer shall also, for so long as any Notes remain outstanding, furnish to the Holders, Beneficial Owners of the Notes, prospective investors, securities analysts and market makers in the Notes, upon their request, the information and reports described above and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) The delivery of financial reports and statements to the Trustee as provided herein shall be for informational purposes only and the Trustee shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer and shall not be deemed to have knowledge of any matter contained therein or knowable therefrom.

Section 4.04 Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Issuer (which fiscal year, on the Issue Date, ends on December 31), an Officers’ Certificate stating that a review of the activities of the Issuer and the Guarantors during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to his or her knowledge, based on such review, the Issuer and the Guarantors have during the preceding fiscal year kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Collateral Documents and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Collateral Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer and the Guarantors, as applicable, are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer and the Guarantors, as applicable, are taking or propose to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and the status thereof.

Section 4.05 Taxes.

The Issuer will pay or cause to be paid, and will cause each of its Subsidiaries to pay or cause to be paid, prior to delinquency, all material taxes, assessments, and governmental levies due and payable by the Issuer or such Subsidiary, as applicable, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Issuer and the Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer except for repurchases of Equity Interests in the Issuer or any of its Subsidiaries in the ordinary course of business deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of such options or warrants;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except any payment of interest or a payment of principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (10), (11) and (12) of Section 4.07(b)), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Issuer earned from the beginning of the fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available (the “Reference Date”) at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of property and marketable securities received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issuance or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issuance or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than (i) Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer and (ii) any net proceeds from the issuance or sale of Equity Interests of the Issuer to the extent used to redeem Notes pursuant to Section 3.07(a)); plus

(3) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Stock of the Issuer that have been converted into Capital Stock of the Issuer subsequent to the Issue Date and on or prior to the Reference Date; plus

(4) the amount for the period subsequent to the Issue Date and on or prior to the Reference Date equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Issuer or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary; plus

(5) 100% of the aggregate net cash proceeds received from the exercise by any holder of a convertible note of the Issuer that has been converted into Capital Stock of the Issuer subsequent to the Issue Date and on or prior to the Reference Date.

In the clause of clause (C)(3) above, any net cash proceeds from issuances and sales of Capital Stock of the Issuer financed directly or indirectly using funds borrowed from the Issuer or any Subsidiary of the Issuer, shall be excluded until and to the extent such borrowing is repaid.

(b) The provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(2) of Section 4.07(a);

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any future, current or former officer, director or employee of the Issuer or any of the Issuer’s Restricted Subsidiaries (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan, stock option plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or any other management or employee benefit plan, agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period commencing on the Issue Date (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods subject to a maximum carry over of $3.0 million in any such period); provided further that such amount in any twelve-month period may be increased by an amount not to exceed the net cash proceeds of “key-man” life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants or similar stock-based instruments to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants or similar stock-based instruments;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a);

(8) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Issuer or any Guarantor that is contractually subordinated in right of payment to the Notes or any Note Guarantee or any Disqualified Stock in connection with or following a Change of Control or Asset Sale, as applicable, pursuant to provisions similar to, but, in any event, no more favorable to the holders of such subordinated Indebtedness or Disqualified Stock than those set forth in Sections 4.10 and 4.15 and at a purchase price not greater than 101% of the principal amount thereof; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(9) payments of cash, dividends or distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of fractional shares;

(10) Restricted Payments made on the Issue Date, in each case, to the extent described in the Offering Memorandum under the heading “Use of Proceeds”;

(11) so long as no Specified Event of Default has occurred and is continuing or would be caused thereby, payments of cash, dividends or distributions to each of the members or other holders of the Equity Interests of the Issuer and its Subsidiaries in an amount sufficient to cover such member’s or such holder’s actual tax liability attributable to the taxable income of the Issuer and/or its Subsidiaries; provided that any payment pursuant to this clause (11) with respect to the income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries for the purposes of paying taxes with respect to such income; and

(12) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $20.0 million since the Issue Date.

For purposes of determining compliance with this Section 4.07, in the event that an item meets the criteria of more than one of the categories of permitted Restricted Payments pursuant to clauses (b)(1) through (12) above, or may be made pursuant to Section 4.07(a) or as a Permitted Investment, the Issuer shall be permitted to classify such item on the date of the respective payment and will only be required to include the amount in the relevant clause or pursuant to the relevant defined term, although the Issuer may divide, classify or from time to time reclassify all or any portion of an item in more than one category in any manner that complies with this Section 4.07 and such Restricted Payment shall be treated as having been made pursuant to the clause or clauses of this Section 4.07 to which such Restricted Payment has been classified or reclassified

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee. The determination of the Board of Directors of the Issuer must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture Documents and the Intercreditor Agreement;

(3) agreements governing Indebtedness (other than Indebtedness in clause (1), (2), (4), (6), (8) or (10) of this Section 4.08(b)) incurred in compliance with Section 4.09 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein, taken as a whole, are not materially more restrictive than those contained in the Indenture Documents, in each case, as then in effect;

(4) the First Priority Loan Documents;

(5) applicable law, rule, regulation or order, approval, license, permit or similar restriction;

(6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(7) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a);

(9) any agreement for the sale or other disposition of a Restricted Subsidiary of the Issuer that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors of the Issuer);

(11) Liens permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(14) any Liens imposed by amendments, restatements, modifications, renewals, supplements, refundings, replacement or refinancing of contracts, instruments or Obligations referred to in clauses (1) through (13) above.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) and any of the Issuer’s Restricted Subsidiaries may issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock, as applicable, is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock, as applicable, had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or, solely with respect to the Issuer, the issuance of any Disqualified Stock:

(1) the incurrence by the Issuer and any Guarantor of Indebtedness and letters of credit under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed (a) the greater of (i) $100.0 million and (ii) the sum of 85% of the net book value of accounts receivable of the Issuer and its Restricted Subsidiaries and 50% of the net book value of the inventory of the Issuer and its Restricted Subsidiaries, in each case, calculated substantially consistent with such calculation under the Credit Agreement on the Issue Date less, in each case, the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay the principal amount of any such Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto pursuant to clause (1) of Section 4.10(b);

(2) the incurrence by the Issuer or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuer and the Guarantors of Indebtedness represented by (i) the Initial Notes and the related Note Guarantees issued on the Issue Date and (ii) any Exchange Notes issued in exchange for such Notes (including any Note Guarantee in respect thereof);

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, with an aggregate principal amount outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time the greater of (a) $25.0 million and (b) 5.0% of Consolidated Total Assets of the Issuer;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clause (2), (3), (4) or (5) of this Section 4.09(b);

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person (other than (x) the Issuer, (y) a Restricted Subsidiary of the Issuer or (z) any person described in clause (i)(x) of the second sentence of the definition of the term “Domestic Restricted Subsidiary”) and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person (other than (i) the Issuer, (ii) a Restricted Subsidiary of the Issuer or (iii) any person described in clause (i)(x) of the second sentence of the definition of the term “Domestic Restricted Subsidiary”); and

(B) any sale or other transfer of any such preferred stock to a Person that is neither the Issuer nor a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Issuer or any of its Restricted Subsidiaries of (a) Hedging Obligations not for speculative purposes and (b) Indebtedness in respect of Cash Management Services;

(9) the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, insurance premium finance agreements, statutory obligations, self-insurance obligations, bankers’ acceptances and documentary letters of credit in the ordinary course of business;

(11) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature incurred by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(13) the incurrence of Indebtedness consisting of indemnification, earnouts, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets a Restricted Subsidiary in accordance with the terms of this Indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

(14) Indebtedness of the Issuer or any of its Restricted Subsidiaries to the extent the proceeds of such Indebtedness are deposited and used to defease or satisfy and discharge all of the Notes as described under Section 8.02 or 8.03 or Article 12;

(15) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement and permitted to be incurred under clause (1) above, in a principal amount not in excess of the stated amount of such letter of credit;

(16) the incurrence by the Issuer or any of its Restricted Subsidiaries of unsecured Indebtedness in connection with the repurchase, redemption or other acquisition of retirement of Capital Stock held by any current or former officer, director or employee of the Issuer or any Restricted Subsidiary; provided that such repurchase, redemption or other acquisition of retirement is permitted by Section 4.07(b)(5);

(17) Indebtedness incurred by the Issuer or its Restricted Subsidiaries in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities (other than for an obligation for money borrowed), in the ordinary course of business;

(18) Indebtedness arising out of customer deposits in the ordinary course of business;

(19) Indebtedness incurred by Foreign Subsidiaries or joint ventures of the Issuer or any Restricted Subsidiary in an aggregate principal amount, together with all other Indebtedness incurred pursuant to this clause (19), not to exceed $5.0 million at any one time outstanding;

(20) Indebtedness arising from indemnity agreements to title insurers to cause such title insurers to issue a title policy in favor of the Issuer or its Subsidiaries or their lenders;

(21) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business or consistent with past practice; and

(22) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (22), not to exceed $20.0 million.

(c) The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a), the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; provided, that Permitted Debt under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred on such date under clause (1) above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary of the Issuer may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or the Restricted Subsidiary of the Issuer) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet or as would be reflected on a balance sheet, of the Issuer or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuer or such Restricted Subsidiary from further liability in respect thereof;

(B) any securities, notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale, subject to ordinary settlement periods, to the extent of the cash received in that conversion; and

(C) any assets or Capital Stock of another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or such Restricted Subsidiary) may apply such Net Proceeds at its option:

(1) to repay Indebtedness and other Obligations under the Credit Agreement and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3) to make one or more capital expenditures;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) any combination of the foregoing clauses (1) through (5);

provided that in the case of clauses (2) through (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment; provided, further, that if such commitment is later terminated or cancelled prior to the application of such Net Proceeds, then such Net Proceeds shall constitute Excess Proceeds.

(c) Pending the final application of any Net Proceeds, the Issuer or the Restricted Subsidiary that consummated the applicable Asset Sale may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in Cash Equivalents.

(d) Any Net Proceeds from Asset Sales that are not applied or invested within 365 days after receipt thereof and as provided in Section 4.10(b) above will constitute “Excess Proceeds.” Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders to purchase the maximum principal amount of Notes that may be purchased with the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase) and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Paying Agent will select the Notes to be repurchased on a pro rata basis or by lot (or in the case of Global Notes, in accordance with the procedures of the Depositary), subject to adjustments so that Notes are maintained in a minimum denomination of $2,000 or a multiple of $1,000 in excess thereof. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.10, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the Board of Directors of the Issuer (including a majority of the disinterested members of the Board of Directors of the Issuer); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is or becomes an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable and customary compensation and benefits, fees and reimbursement of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors or employees of the Issuer or any of its Restricted Subsidiaries who are not otherwise Affiliates;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any officer, director or employee of the Issuer or any of its Restricted Subsidiaries or to any other Affiliates of the Issuer;

(6) Restricted Payments that do not violate the provisions of Section 4.07 and Permitted Investments described under clauses (1)(b), (1)(c), (8), (13) and (14) of the definition thereof; and

(7) payments made or performance under any agreement (including any registration rights agreement or purchase agreements related thereto) as in effect on the Issue Date and described in the Offering Memorandum and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not less favorable to the Issuer and its Restricted Subsidiaries, taken as a whole, than the original agreement as in effect on the Issue Date as determined in good faith by a majority of the disinterested members of the Board of Directors of the Issuer).

Section 4.12 Liens.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.13 Business Activities.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.14 Corporate Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) their corporate or limited liability company existence, as applicable, and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary of the Issuer, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer and the Restricted Subsidiaries; and

(2) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Issuer determines in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will mail (or, in the case of Global Notes, transmit in accordance with the procedures of the Depositary) a notice to each Holder with a copy to the Trustee, the Paying Agent and the Registrar describing the transaction or transactions that constitutes or constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes repurchased; and

(7) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to a minimum denomination of $2,000 in principal amount or integral multiples of $1,000 in excess thereof.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes validly tendered and not properly withdrawn pursuant to the Change of Control Offer in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that if following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of the Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) deposit by 10:00 a.m. New York City time with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(c) The Paying Agent will promptly mail or deliver to each tendering Holder an amount equal to the Change of Control Payment for such Notes validly tendered and not properly withdrawn by such Holder and accepted for payment by the Issuer, and the Issuer will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate and mail or deliver such Note, and the Trustee shall be fully protected in relying upon the Authentication Order) in a principal amount equal to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(e) Notwithstanding anything to the contrary in this Section 4.15, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f) In the event that Holders of not less than 90% in aggregate principal amount of the then outstanding Notes accept a Change of Control Offer and the Issuer (or any third party making such Change of Control Offer in lieu of the Issuer as described above) purchases all of the Notes held by such Holders, the Issues will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment, plus to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of purchase, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase.

Section 4.16 Payments for Consent.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17 Additional Note Guarantees.

If the Issuer or any of its Wholly-Owned Restricted Subsidiaries acquires or creates a Wholly-Owned Restricted Subsidiary after the Issue Date, then such newly acquired or created Wholly-Owned Restricted Subsidiary will, within 45 days of the date on which it was acquired or created:

(1) execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit E, pursuant to which such Wholly-Owned Restricted Subsidiary shall fully and unconditionally guarantee, on a senior secured basis, all of the Issuer’s Obligations under the Notes and this Indenture;

(2) execute and deliver to the Collateral Agent joinder agreements or similar agreements with respect to the applicable Collateral Documents necessary in order to grant to the Collateral Agent for the benefit of the Holders a perfected first-priority security interest, subject to the Intercreditor Agreement and Permitted Liens, in the assets (other than Excluded Assets) of such Wholly-Owned Restricted Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents, as and when required thereby, and delivering to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Wholly-Owned Restricted Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Wholly-Owned Restricted Subsidiary to the Issuer or any Guarantor together with instruments of transfer executed and delivered in blank by a duly authorized officer of the Issuer or Guarantor;

(3) take such further action and execute and deliver such other documents specified in the Indenture Documents to give effect to the foregoing; and

(4) deliver to the Trustee and the Collateral Agent an Opinion of Counsel (subject to customary qualifications and assumptions) that such supplemental indenture and any other documents required to be delivered pursuant to clauses (2) and (3) above have been duly authorized, executed and delivered by such Wholly-Owned Restricted Subsidiary and constitute legally valid and binding and enforceable obligations of such Wholly-Owned Restricted Subsidiary and regarding the perfection of such Liens in the Collateral of such Wholly-Owned Restricted Subsidiary as provided for in this Indenture or the Collateral Documents;

provided that any Wholly-Owned Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Notwithstanding anything to the contrary, each Domestic Restricted Subsidiary of the Issuer that, directly or indirectly, guarantees or otherwise provides direct credit support for any Obligations of the Issuer or any Guarantor or that is a borrower or a guarantor under the Credit Agreement shall become a Guarantor in accordance with this Section 4.17.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer may designate any Restricted Subsidiary of the Issuer to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is properly designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Issuer will be in default of such covenant.

(c) The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.09.

Section 4.19 Further Assurances.

(a) The Issuer and the Guarantors, at their sole cost and expense and subject to the Intercreditor Agreement, will execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, account control agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments (including, without limitation, landlord-lender agreements, bailee letters and appraisals in respect of any real property), consents, authorizations, approvals and orders, and shall take all further action, as may be required from time to time in order to:

(1) carry out the terms and provisions of the Collateral Documents;

(2) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;

(3) perfect and maintain the validity, enforceability, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and

(4) assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Agent under the Collateral Documents or under any other instrument executed in connection herewith.

(b) Upon the exercise by the Trustee, the Collateral Agent or any Holder of any power, right, privilege or remedy under this Indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Issuer and the Guarantors will execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Issuer or any Guarantor for such governmental consent, approval, recording, qualification or authorization.

Section 4.20 Real Estate Mortgages and Filings.

With respect to any real property owned in fee simple by the Issuer or any Guarantor, where such owned real property is located in the United States and does not constitute an Excluded Asset described in clause (3) of the definition thereof (the “Premises”), the Issuer or Guarantor shall use commercially reasonable efforts to, within 90 days of the later of (x) the Issue Date and (y) the acquisition thereof, deliver to the Collateral Agent:

(a) as mortgagee, for the benefit of the Notes Secured Parties, fully executed counterparts of Mortgages duly executed by the Issuer or Guarantor, as the case may be, and corresponding UCC fixture filings, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages and corresponding UCC fixture filings as may be necessary to create a valid and perfected Lien, subject to the Intercreditor Agreement and Permitted Liens, against the Premises purported to be covered thereby, including, without limitation, evidence of the payment in full of all taxes, fees and other charges payable in connection with such Mortgages, recordings and filings;

(b) (i) mortgagee’s title insurance policies in favor of the Collateral Agent in an amount equal to not less than 100% of the Fair Market Value of the Premises and fixtures purported to be covered by the related Mortgages, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances (subject to the Intercreditor Agreement and other than Permitted Liens), and such policies shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment in full) of all premiums thereon and (ii) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurer to issue the title insurance policies and endorsements referenced herein with respect to each of the Premises;

(c) the most recent surveys of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Issuer or Guarantor, as the case may be, stating that, to its knowledge, there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Issuer or Guarantor, as applicable, of such Premises for the Issuer’s or Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form and substance sufficient for the title insurer issuing the title policies to remove the standard survey and survey-related exceptions from such policies and issue the survey, survey-related, and other endorsements required pursuant to Section 4.20(b) to such policy;

(d) Opinions of Counsel in the jurisdictions where such Premises are located and the jurisdiction of the Issuer or Guarantor, as the case may be, in each case, addressed to the Collateral Agent and in form and substance customary in comparable financings, including, but not limited to, opinions stating that such Mortgage (i) has been duly authorized, executed and delivered by the Issuer or Guarantor, (ii) constitutes a legally valid and binding and enforceable obligation of the Issuer or Guarantor and (iii) is in proper form for recording in order to create, when recorded in the appropriate recording office, a mortgage Lien on the property and a security interest in that part of the property constituting fixtures, and upon proper recording in the appropriate recording office, the Mortgage will make effective such Lien and security interest intended to be created thereby;

(e) FEMA Standard Flood Hazard Determinations with respect to each of the Premises, notice about special flood hazard area status and flood disaster assistance, and, in the event any such Premises is located in a special flood hazard area, evidence of flood insurance; and

(f) such other information, documentation, and certifications as may be necessary in order to create valid, perfected and subsisting Liens against the Premises covered by the Mortgages.

Section 4.21 Maintenance of Property and Insurance.

(a) The Issuer will, and will cause each of its Restricted Subsidiaries to, keep all of their respective property material to the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, in good working order and condition in all material respects, ordinary wear and tear and casualty loss excepted; provided, that the Issuer shall not be obligated to comply with the foregoing provisions of this Section 4.21 to the extent that the failure to do so is not adverse in any material respect to the Holders of the Notes.

(b) The Issuer will, and will cause each of its Restricted Subsidiaries to, maintain with one or more insurance companies of national standing insurance on all property material to the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are determined by the Issuer in good faith to be reasonable and prudent, taking into account the risks that are usually insured against in the same general area by companies engaged in the same business or a business that the Issuer deems reasonably similar.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Issuer will not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Issuer is the surviving entity); or (y) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either (A) the Issuer is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) (x) a limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (y) such Person has a Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia which, concurrently with the consummation of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, becomes a co-issuer of the Notes and a party to this Indenture and to the applicable Collateral Documents by executing and delivering to the Trustee or the Collateral Agent, as applicable, a supplemental indenture in the form of Exhibit E and one or more joinders to such Collateral Documents, and causes such instruments to be filed and recorded in such jurisdictions and takes such other actions as may be reasonably necessary to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, this Indenture and the Collateral Documents;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a).

(b) In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c) In the event of any transaction (other than a lease) described in and complying with the conditions listed in Section 5.01(a)(1)(B) in which the Issuer is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under, and the Issuer shall be discharged from its Obligations under, this Indenture, the Notes and the Collateral Documents and the Intercreditor Agreement, with the same effect as if such successor Person had been named as the Issuer herein or therein.

(d) Clauses (3) and (4) of Section 5.01(a) will not apply to any merger or consolidation, or any sale, assignment, transfer, conveyance lease or other disposition of assets between or among the Issuer and the Guarantors or with or into an Affiliate solely for the purpose of reorganizing the Issuer in another jurisdiction.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) (a) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Section 4.10, 4.15, or 5.01 or (b) failure by the Issuer or any of its Restricted Subsidiaries to comply with Section 4.07 or 4.09 for 30 days after notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(4) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture Documents;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by the Issuer or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million and that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least “A-” (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall not be excluded in determining whether an Event of Default has occurred under this clause (6) if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts), which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as expressly permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement, with respect to any assets or property having a Fair Market Value in excess of $10.0 million, individually or in the aggregate, that constitutes, or under this Indenture or any Collateral Document is required to constitute, Collateral, (A) any of the Collateral Documents shall for any reason cease to be in full force and effect, or the Issuer or a Guarantor shall so assert, or (B) any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the First Priority Agent or the Collateral Agent, as the case may be, taking any action in its sole control;

(8) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(9) the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; and

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

(a) In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Issuer (with a copy to the Trustee), may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.

(b) Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all Holders, rescind an acceleration with respect to the Notes and its consequences if (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default (other than any Event of Default with respect to the nonpayment of the principal of, premium, if any, or interest on the Notes that has become due solely because of such acceleration) have been cured or waived by the requisite Holders. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all Holders, waive (including waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or Collateral Agent, as applicable, or exercising any trust or power conferred on it. However, the Trustee or Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture, the Intercreditor Agreement or the Collateral Documents that the Trustee or Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee or Collateral Agent, as applicable, in personal liability or if the Holders have failed to provide the indemnity or security required by Section 7.02(g). The Trustee and the Collateral Agent may take any other action deemed proper by the Trustee and Collateral Agent, as applicable, which is not inconsistent with such direction.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due in accordance with Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have in writing requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Issuer will pay to the Trustee, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for the principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and premium and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and Collateral Agent and its respective agents and counsel (or their respective agents and counsel if the Trustee and Collateral Agent are different Persons), and any other amounts due the Trustee under Section 7.07 and the Collateral Agent under Section 10.11. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and Collateral Agent, its agents and counsel (or their respective agents and counsel if the Trustee and Collateral Agent are different Persons), and any other amounts due the Trustee under Section 7.07 or the Collateral Agent under Section 10.11 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the terms of the Intercreditor Agreement, any money or property collected by the Trustee pursuant to this Article 6 or by the Collateral Agent pursuant to the Collateral Documents, or any money or other property distributable in respect of the Issuer’s or the Guarantors’ Obligations under the Indenture Documents after an Event of Default, shall be applied in the following order:

First: to the Trustee, the Collateral Agent, the Agents and their respective agents and attorneys for amounts due under Section 7.07 and Section 10.11, including payment of all compensation, reasonable expenses and liabilities incurred, and all advances made, by the Trustee, the Agents and the Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: any surplus remaining after the payment in full in cash of all the Obligations under the Notes shall be paid to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every case the Issuer, the Trustee and the Holder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own bad faith or willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture, the Collateral Documents and the Intercreditor Agreement that in any way relates to the Trustee is subject to this Section 7.01 and Section 7.02.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that adequate indemnity against such risk or liability is not reasonably assured to it.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee agrees to accept and act upon facsimile or electronic transmission (including portable document format) of documents hereunder, it being understood that originals of such documents shall be provided to the Trustee in a timely manner.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it reasonably may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, and shall have reasonable access to the premises of the Issuer during normal business hours in connection with such examination in a manner not to disrupt the normal business operations of the Issuer.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(g) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(h) The Trustee shall not be required to a give a note, bond or surety in respect of the trusts and powers under this Indenture.

(i) Any permissive right or authority granted to the Trustee in this Indenture shall not be construed as a mandatory duty.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Collateral Documents, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication, and it assumes no responsibility for their correctness.

Section 7.05 Notice of Defaults.

(a) If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will mail or cause to be mailed to Holders a notice of the Default or Event of Default within 90 days after it occurs (or promptly after discovery if a Responsible Officer of the Trustee learns of such Default or Event of Default thereafter), unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee shall be protected in withholding the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

(b) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default (other than a Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes) unless a Responsible Officer of the Trustee has actual knowledge thereof or shall have received written notice thereof at its address set forth in Section 13.02 from the Issuer or any Guarantor or Holders of at least 25% in aggregate principal amount of the then outstanding Notes specifying the occurrence and nature thereof and stating that such notice is a notice of default.

Section 7.06 Reports by Trustee to Holders.

Within 60 days after each October 1 beginning with October 1, 2014, and for so long as Notes remain outstanding, the Trustee will send to the Holders of the Notes a report dated as of such reporting date, in accordance with, and to the extent required by, § 313 of the TIA.

Section 7.07 Compensation and Indemnity.

(a) The Issuer shall pay to the Trustee and Agents from time to time reasonable compensation as shall be agreed to in writing by the Issuer and the Trustee and Agents for its acceptance of this Indenture and services hereunder (it being hereby agreed that the compensation set forth in any fee letter between the Issuer and the Trustee and Agents shall be deemed to be reasonable). The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and Agents promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuer and the Guarantors will, jointly and severally, indemnify the Trustee, the Agents and their respective officers, directors and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder and in connection with the exercise or performance of any of its powers or duties (if any) under the Intercreditor Agreement or the Collateral Documents, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture. The obligations of the Issuer and the Guarantors to the Trustee under this Section 7.07 shall survive the resignation, removal or replacement of the Trustee to the extent that the Trustee incurred fees, reimbursable expense or indemnifiable losses, liabilities or expenses while acting as trustee hereunder before such resignation, removal or replacement.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07 and Section 10.11, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Trustee or Collateral Agent.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08 and the Issuer’s receipt of written notice from the successor Trustee of such appointment.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver of the Trustee or of its property shall have been appointed, or a custodian or public officer takes charge of the Trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns, is removed or becomes incapable of acting, or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee, without any further act, deed, or conveyance, will have all the rights, powers, trusts and duties of the Trustee under this Indenture; but, on request of the Issuer or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its Lien provided for in Section 7.07. The Issuer will give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to Holders of the Notes. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

Any entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such entity shall be otherwise qualified and eligible under this Article, to the extent operative, without the execution or filing of any paper or further act on the part of any of the parties hereto. In the case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10 Eligibility; Disqualification.

(a) There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. If at any time the Trustee ceases to be eligible in accordance with the provisions of this Section 7.10, it shall resign immediately in the manner and with the effect specified in this Article.

(b) This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee shall comply with the terms of TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against Issuer.

The Trustee is subject to TIA § 311, excluding any creditor relationship listed in TIA § 311(b). A Trustee that has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12 Trustee in Other Capacities; Collateral Agent, Registrar and Paying Agent.

References to the Trustee in Sections 7.01(a), (b), (c), (e), (f), (g), 7.02, 7.03, 7.04, 7.05(b), 7.07, 7.08 and 7.09 shall be understood to include the Trustee when acting in its other capacities under this Indenture, including as Paying Agent, Registrar, Custodian and Collateral Agent. Without limiting the foregoing, and for the avoidance of doubt, such Sections shall be read to apply to the Collateral Agent, the Collateral Documents and the Intercreditor Agreement, mutatis mutandis, in addition to this Indenture. The privileges, rights, indemnities, immunities and exculpatory provisions contained in this Indenture shall apply to the Trustee, whether it is acting under this Indenture or the other Indenture Documents.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at their option evidenced by a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments as reasonably requested by the Issuer acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Issuer’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.07, 2.10 and 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 3.09, 4.03, 4.04(a), 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14(2), 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, and 5.01 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note

Guarantees will be unaffected thereby. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3) through 6.01(8) will no longer constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized, independent investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date (provided that if such redemption is made as provided in Section 3.07(c), (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date);

(2) in the case of an election under Section 8.02, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and any material agreement or instrument governing any other Indebtedness being contemporaneously defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuer.

Subject to applicable abandoned property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for one year after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02, the Issuer, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, without the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of the Indenture Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of the applicable provision of any Indenture Document, which intent shall be evidenced by an Officers’ Certificate of the Issuer to that effect;

(7) to make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Exchange Notes and Additional Notes;

(8) to evidence and provide for the acceptance and appointment of a successor trustee under this Indenture pursuant to the requirements hereof;

(9) to allow any Guarantor to execute a supplemental indenture to evidence its Note Guarantee with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of this Indenture; or

(10) to enter into additional or supplemental Collateral Documents or to release Collateral from the Lien of this Indenture or the Collateral Documents in accordance with the terms of this Indenture, subject to the Intercreditor Agreement.

Section 9.02 With Consent of Holders.

Except as provided below in this Section 9.02, the Issuer, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture (including Sections 3.09, 4.10 and 4.15), the Notes, the Note Guarantees, the Collateral Documents, and, with the consent of the First Priority Agent, the Intercreditor Agreement with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuer or the Guarantors with any provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents, or, with the consent of the First Priority Agent, the Intercreditor Agreement (including waivers or consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes (other than as permitted by clause (7) below);

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.15); or

(8) release any Guarantor from any of its obligations under its Note Guarantee, other than as permitted in Section 11.05;

(9) change the ranking of the Notes or the Note Guarantees in a manner that adversely affects the rights of the Holders;

(10) make any change in the preceding or following amendment and waiver provisions.

Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of this Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes and the Note Guarantees will require the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03 Compliance with TIA.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to Section 9.04(b), any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action required or permitted to be taken pursuant to this Indenture, other than the delivery of instructions by Holders to the Trustee or Collateral Agent. If a record date is fixed, then notwithstanding clause (a) of this Section 9.04, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective more than 120 days after such record date.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Collateral Agent to Sign Amendments, etc.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer authorizing the execution of any such amendment or supplement and upon the filing with the Trustee and the Collateral Agent, if applicable, of evidence of the consent of the Holders if required pursuant to Section 9.02, the Trustee and the Collateral Agent, if applicable, will sign any amendment or supplement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Agent, as applicable. In executing any amendment or supplement, the Trustee and the Collateral Agent, as applicable, will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Grant of Security Interest.

(a) To secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Indenture Obligations of the Issuer and the Guarantors, the Issuer and the Guarantors hereby covenant to cause the Collateral

Documents to be executed and delivered concurrently with this Indenture, or in certain circumstances set forth in this Indenture and the Collateral Documents, subsequent to the Issue Date. The Collateral Documents shall provide for the grant by the Issuer and the Guarantors party thereto to the Collateral Agent of security interests in the Collateral, subject to Permitted Liens and subject to the terms of the Intercreditor Agreement.

(b) Each of the Trustee and, by its acceptance of a Note, each Holder (i) appoints the Collateral Agent to act as its agent (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for it) under this Indenture, the Collateral Documents and the Intercreditor Agreement (and by its signature below, the Collateral Agent accepts such appointment) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Issuer or any Guarantor to secure any of the Indenture Obligations, together with such powers and discretion as are reasonably incidental thereto, (ii) authorizes the Collateral Agent to enter into the Collateral Documents to which it is a party and the Intercreditor Agreement, to make any representations on behalf of the Holders as may be set forth in the Collateral Documents and the Intercreditor Agreement, to take such action on its behalf and in the Collateral Agent’s designated capacity under the provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents, and to perform its obligations and exercise its rights and powers expressly designated to it hereunder and thereunder in accordance herewith and therewith, and (iii) consents and agrees to the terms of the Intercreditor Agreement and each Collateral Document. Each of the Trustee and each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon the Trustee and all Holders. The duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have a trust relationship with the Trustee, any Holder, obligor or any other Person by reason of this Indenture, the Intercreditor Agreement or any of the Collateral Documents. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of this Indenture or the Notes. The foregoing will not limit the right of the Issuer or any Guarantor to amend, waive or otherwise modify the Collateral Documents in accordance with their terms.

(c) The Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Indenture, the Intercreditor Agreement and the Collateral Documents to which the Collateral Agent is a party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Intercreditor Agreement or the Collateral Documents or otherwise exist on the part of the Collateral Agent. The conferral upon the Collateral Agent of any right shall not imply a duty on the Collateral Agent’s part to exercise such right.

(d) The Collateral Agent may perform its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents to which the Collateral Agent is a party by or through receivers, agents, attorneys-in-fact and employees. The Collateral Agent may consult with and employ legal counsel, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel.

(e) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, consent, certificate, affidavit, letter, certification, statement, notice or other communication or document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of legal counsel (including counsel to the Issuer or any obligor). The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document. The Collateral Agent shall have no liability for failing or refusing to take any action under this Indenture, the Intercreditor Agreement or the Collateral Documents unless it shall first receive such advice, direction, instruction or concurrence as is required hereunder; and the Collateral Agent has the right to seek instructions before acting or electing not to act under this Indenture, the Intercreditor Agreement and/or the Collateral Documents. The Collateral Agent shall in all cases have no liability in acting, or refraining from acting, under this Indenture, the Intercreditor Agreement and the Collateral Documents in accordance with a direction or instruction from the Issuer or the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes, as applicable, and such direction or instruction and any action taken or failure to act pursuant thereto shall be binding upon all the Holders.

(f) The Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless a Responsible Officer of the Collateral Agent has received written notice from the Issuer, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes specifying the occurrence and nature thereof and stating that such notice is a notice of default.

(g) The Collateral Agent shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement or any Collateral Documents or instrument referred to or provided for herein or therein, except to the extent that any of the foregoing are found by a final, nonappealable decision of a court of competent jurisdiction to have resulted from its own gross negligence, willful misconduct or bad faith. The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any obligor of any obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Collateral Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Collateral Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Intercreditor Agreement and the Collateral Documents. In no event shall the Collateral Agent be liable to any Person under this Indenture, the Intercreditor Agreement or the Collateral Documents for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage.

(h) No provision of this Indenture, the Intercreditor Agreement or the Collateral Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers unless the Collateral Agent shall have received security or indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or any of the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any such remedy or to inspect or conduct any studies of any property under the Mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as the result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(i) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor

Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral, including the properties under the Mortgages, and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including the properties under the Mortgages, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(j) The Trustee and, by its acceptance of a Note, each Holder acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held by the Collateral Agent for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Liens granted by the Collateral Documents in respect of the Trustee and the Holders are subject to and qualified and limited in all respects by the Collateral Documents and actions that may be taken thereunder. In the event of conflict between the Intercreditor Agreement, any of the other Collateral Documents and this Indenture, the Intercreditor Agreement shall govern and control.

Section 10.02 Recording and Opinions.

(a) The Issuer shall, and shall cause each of its Restricted Subsidiaries to, at its sole cost and expense, take or cause to be taken such actions as may be required by the Collateral Documents, to perfect, maintain (with the priority required under the Collateral Documents and the Intercreditor Agreement), preserve and protect the valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral granted by the Collateral Documents in favor of the Collateral Agent as security for the Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, superior to and prior to the rights of all third Persons (other than as set forth in the Intercreditor Agreement and other than to the extent permitted or not prohibited under this Indenture with respect to Permitted Liens), and subject to no other Liens (other than Permitted Liens), including (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Collateral Agent, and the Trustee under this Indenture and the Collateral Documents to all property comprising the Collateral, and (ii) the delivery of the certificates evidencing the securities pledged under any Collateral Document, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank. The Issuer shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(b) The Issuer shall furnish to the Trustee and the Collateral Agent, on or within one month after October 1 of each year, commencing October 1, 2014, an Opinion of Counsel in compliance with TIA § 314(b)(2).

Section 10.03 Release of Collateral.

(a) Subject to the Intercreditor Agreement, the Collateral Agent shall not at any time release the Collateral from the security interests created by the Collateral Documents unless such release is expressly in accordance with the provisions of this Indenture, the applicable Collateral Documents, the Intercreditor Agreement and the TIA, and the rules, regulations and no-action positions and other interpretations thereof by the SEC as applicable.

(b) Subject to Section 10.04(a)(3), at any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise), no release of the Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders, the Collateral Agent or the Trustee.

(c) The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair or materially adversely affect the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture, the Collateral Documents, the Intercreditor Agreement and the TIA, and the rules, regulations and no-action positions and other interpretations thereof by the SEC as applicable.

Section 10.04 Specified Releases of Collateral.

(a) Collateral may be released from the Liens and security interests created by the Collateral Documents at any time or from time to time in accordance with the provisions of this Indenture, the Collateral Documents, the Intercreditor Agreement and the TIA, and the rules, regulations and no-action positions and other interpretations thereof by the SEC as applicable. The Issuer and the Guarantors will be entitled to releases of property and assets included in the Collateral from the Liens securing Indenture Obligations under any one or more of the following circumstances, and such Liens on such assets shall automatically, without requirement for consent or approval from the Holders, the Trustee or the Collateral Agent and without the need for any further action by any Person, be released, terminated and discharged:

(1) if Collateral is sold, transferred, disbursed or otherwise disposed of to a Person (other than the Issuer or a Guarantor) to the extent such sale, transfer, disbursement or disposition is not prohibited by the provisions of this Indenture; provided that any products or proceeds received by the Issuer or a Guarantor in respect of any such Collateral shall continue to constitute Collateral to the extent required by this Indenture and the Collateral Documents;

(2) if any Guarantor is released from its Note Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary of the Issuer), that Guarantor’s property and assets will also be released from the Liens securing its Note Guarantee and the other Indenture Obligations;

(3) if required or permitted in accordance with the terms of the Intercreditor Agreement;

(4) as described under Sections 9.01 and 9.02;

(5) as described under Section 10.05; or

(6) if such property or assets become Excluded Assets; or

(7) all or a portion of the Collateral which has been taken by eminent domain, condemnation or other similar circumstances.

(b) Notwithstanding anything to the contrary contained in this Indenture, if at any time after the Issue Date the Issuer reasonably determines in its sole discretion that the provision of a Note Guarantee by a Foreign Subsidiary would result in a material adverse tax consequence, the Note Guarantee of such Foreign Subsidiary will be automatically released upon written notice of such determination by the Issuer to the Collateral Agent and the Trustee, and such Foreign Subsidiary will cease to be a Guarantor for so long as a material adverse tax consequence would result from its Note Guarantee.

(c) Upon the written request of the Issuer pursuant to an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent hereunder and under the Collateral Documents, the Intercreditor Agreement and the TIA, as applicable, have been met, and upon receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Issuer or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to give effect to or to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreement. The Trustee and the Collateral Agent shall take such action under this Indenture and the Collateral Documents or otherwise as may be reasonably requested by the Issuer or the Guarantors, as the case may be, to give effect to or evidence any such release.

Section 10.05 Release upon Satisfaction or Defeasance of all Outstanding Obligations.

(a) The Liens on all Collateral that secure the Notes and the Note Guarantees will be terminated and released:

(1) if the Issuer exercises Legal Defeasance or Covenant Defeasance as described under Section 8.01;

(2) upon satisfaction and discharge of this Indenture as described under Article 12; or

(3) upon payment in full in immediately available funds of the principal of, premium, if any, and accrued and unpaid interest on the Notes and all other Obligations under this Indenture and the Collateral Documents that are then due and payable.

(b) Upon the written request of the Issuer pursuant to an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent hereunder and under the Collateral Documents, the Intercreditor Agreement and the TIA, as applicable, have been met, and upon receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Issuer or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Intercreditor Agreement or the Collateral Documents.

Section 10.06 Form and Sufficiency of Release.

In the event that the Issuer or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Issuer or such Guarantor to any Person other than the Issuer or a Guarantor, and the Issuer or such Guarantor requests in writing that the Trustee or Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Documents, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge and deliver to the Issuer or such Guarantor (in the form prepared by the Issuer at the Issuer’s sole expense) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents.

Section 10.07 Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Issuer or the Guarantors be under any obligation to ascertain or inquire into the authority of the Issuer or the Guarantors to make such sale or other disposition.

Section 10.08 Authorization of Actions to be Taken by the Collateral Agent Under the Collateral Documents.

(a) The Trustee and, by its acceptance of a Note, each Holder agree that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or the Issuer, as applicable.

(b) Prior to the occurrence of an Event of Default, the Issuer may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement. After the occurrence of an Event of Default or as otherwise provided herein, the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.

After the occurrence of an Event of Default or as otherwise provided herein, subject to the provisions of the Collateral Documents and the Intercreditor Agreement and unless otherwise expressly provided herein or therein, the Trustee may, at the direction of a majority of the Holders, direct the Collateral Agent to take all actions necessary or appropriate in order to (i) enforce any of the terms of the Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder.

Section 10.09 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

Section 10.10 Action by the Collateral Agent.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Collateral Agent shall have the power to institute and to maintain such suits and proceedings in order to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as are necessary to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest granted pursuant to any Collateral Document or be prejudicial to the interests of the Holders or the Trustee).

In each case that the Collateral Agent may or is required hereunder or under any Collateral Document to take any action (an “Action”), including to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with indemnity or security in accordance with Section 7.02(g), and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

Notwithstanding anything to the contrary in this Indenture or any Collateral Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Collateral Documents (including the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

Section 10.11 Compensation and Indemnity.

(a) The Issuer will pay to the Collateral Agent from time to time compensation as shall be agreed to in writing by the Issuer and the Collateral Agent for its acceptance of this Indenture, the Intercreditor Agreement, the Collateral Documents and services hereunder. The Issuer will reimburse the Collateral Agent promptly upon request for all disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the compensation, disbursements and expenses of the Collateral Agent’s agents and counsel.

(b) The Issuer and the Guarantors will, jointly and severally, indemnify the Collateral Agent and its officers, directors and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents, including (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Issuer or the Guarantors and (ii) the costs and expenses of enforcing this Indenture, the Intercreditor Agreement and the Collateral Documents against the Issuer and the Guarantors (including this Section 10.11) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith. The Collateral Agent will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Collateral Agent will cooperate in the defense. The Collateral Agent may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer and the Guarantors under this Section 10.11 will survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Collateral Agent.

Section 10.12 Resignation; Successor Collateral Agent.

Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by giving written notice thereof to the Issuer, the Trustee and the Holders. Upon receipt of such notice, the Issuer shall appoint a successor Collateral Agent. Upon acceptance by a successor Collateral Agent of an appointment to serve as Collateral Agent hereunder and under the Intercreditor Agreement and the Collateral Documents, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, duties and obligations of the retiring Collateral Agent without further act but the retiring Collateral Agent shall continue to have the benefits of the compensation, reimbursement and indemnification set forth in this Indenture and the Collateral Documents. Notwithstanding any Collateral Agent’s resignation, the provisions of this Article 10 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Collateral Agent. Any successor to the Collateral Agent by merger or acquisition of stock or acquisition of the corporate trust business shall continue to be Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

Section 10.13 Rights, Immunities, etc. under the Collateral Documents and the Intercreditor Agreement.

The provisions of this Indenture, including those provisions relating to the rights, duties, powers, privileges, protections and indemnification of the Collateral Agent shall apply with respect to any actions taken or not taken by the Collateral Agent under any Collateral Documents and the Intercreditor Agreement. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Intercreditor Agreement or any Collateral Document, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, subject to the applicable grace periods, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders, the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to applicable grace periods, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor and, by its acceptance of Notes and the Note Guarantees, each Holder hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guarantee.

Each Guarantor hereby agrees that its execution and delivery of this Indenture or, if applicable, any supplemental indenture substantially in the form of Exhibit E pursuant to Section 4.17 and this Section 11.03 shall evidence its Note Guarantee set forth in Section 11.01 without the need for notation on the Notes. In the event that the Issuer or any of its Wholly-Owned Restricted Subsidiaries creates or acquires any Wholly-Owned Restricted Subsidiary after the Issue Date, if required by Section 4.17, the Issuer will cause such Wholly-Owned Restricted Subsidiary to comply with the provisions of Section 4.17 and this Article 11, to the extent applicable.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05, no Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with Section 11.05) may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture and appropriate Collateral Documents; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture substantially in the form of Exhibit E, executed and delivered to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so evidenced will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter executed in accordance with the terms of this Indenture as though all of such Note Guarantees had been executed at the Issue Date.

Except as set forth in Articles 4 and 5, and notwithstanding Section 11.04(2)(A) and 11.04(2)(B), nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

Section 11.05 Releases.

(a) The Note Guarantee of a Guarantor will be automatically released, without the consent of any Holder:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the provisions set forth in Section 4.10;

(2) in connection with any sale, issuance or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale, issuance or other disposition does not violate the provisions set forth in Section 4.10;

(3) if the Issuer designates any Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.18;

(4) upon a Legal Defeasance or Covenant Defeasance in accordance with Article 8 or satisfaction and discharge of this Indenture in accordance with Article 12;

(5) upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or

(6) to the extent required by the Intercreditor Agreement in connection with the sale of all of the Capital Stock of a Guarantor.

(b) At the Issuer’s written request, in the event that a Note Guarantee of a Guarantor shall be released in accordance with this Section 11.05, the Trustee will execute and deliver an instrument acknowledging such release in accordance with the terms of this Indenture (in a form prepared by the Issuer).

(c) Any Guarantor not released from its obligations under its Note Guarantee with the consent of the Holders as provided in Section 9.02 or as provided in this Section 11.05 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other Obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issue, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption (provided that if such redemption is made as provided in Section 3.07(c), (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date);

(2) in the case of Section 12.01(1)(B), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Issuer or any Guarantor, as the case may be, is a party or by which the Issuer or any Guarantor, as the case may be, is bound (other than any material agreement or instrument governing any other Indebtedness being contemporaneously defeased or discharged);

(3) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it or them under this Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 and 10.11 that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money and non-callable Government Securities deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Qualification of the Indenture.

The Issuer has agreed to qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuer any such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

Section 13.02 Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

LMI Aerospace, Inc.

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

Attention: Chief Financial Officer

with a copy to:

Polsinelli PC

100 S. Fourth Street, Suite 1000

St. Louis, Missouri 63102

Attention: Ruben Chuquimia

If to the Trustee, Collateral Agent, Registrar and/or Paying Agent:

U.S. Bank National Association

Global Corporate Trust Services

One U.S. Bank Plaza, Mail Code: SL-MO-T3CT

St. Louis, MO 63101

Attention: Brian J. Kabbes

Facsimile No.: (314) 418-1225

with a copy to:

Stinson Leonard Street, LLP

150 South Fifth Street, Suite 2300

Minneapolis, MN 55402

Attention: William Laramy

The Issuer, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if mailed or if transmitted by facsimile; and the Business Day of delivery to the recipient as confirmed by the courier, if sent by overnight air courier.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, they will send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

Section 13.03 Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee or Collateral Agent to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreement, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or Collateral Agent, as applicable:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee or Collateral Agent, as applicable, (which must include the statements set forth in Section 13.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable, relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee or Collateral Agent, as applicable, (which must include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than the Officers’ Certificate required by Section 4.04) shall include:

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of each such individual, such condition or covenant has been satisfied;

provided, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Recourse Against Others.

No past, present or future director, officer, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), employee, incorporator, manager, stockholder or member of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Section 13.08 Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

THE INDENTURE, THE NOTE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY OTHER INDENTURE DOCUMENT (OTHER THAN MORTGAGES), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURTS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY OTHER INDENTURE DOCUMENT (OTHER THAN MORTGAGES) IN ANY COURT REFERRED TO IN THE PRECEDING PARAGRAPH. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY OTHER INDENTURE DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.02. NOTHING IN THIS INDENTURE OR ANY OTHER INDENTURE DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY OTHER INDENTURE DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS INDENTURE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.08.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Collateral Agent in this Indenture will bind their respective successors. All agreements of each Guarantor in this Indenture and the Note Guarantees will bind its successors.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies or counterparts of this Indenture. Each signed copy or counterpart will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Trustee and Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties hereto agree that they will provide the Trustee and Collateral Agent with such information as they may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 13.15. Intercreditor Agreement; Collateral Documents.

The Trustee, the Collateral Agent and the Holders are bound by the terms of the Intercreditor Agreement and the other Collateral Documents.

Section 13.16. Acts of Holders.

Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 13.16.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority.

The ownership of Notes shall be proved by the Holder list maintained under Section 2.05.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, Collateral Agent or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a resolution of the Board of Directors of the Issuer, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be executed as of the date first written above.

ISSUER:

LMI AEROSPACE, INC.

By:	/s/ Clifford C. Stebe, Jr.
	Name:	Clifford C. Stebe, Jr.
	Title:	Chief Financial Officer

GUARANTORS:

Each of the Guarantors Listed below the following Signature

By:	/s/ Clifford C. Stebe, Jr.
	Name:	Clifford C. Stebe, Jr.
	Title:	Secretary

D3 Technologies, Inc.

Integrated Technologies, Inc.

Leonard’s Metal, Inc.

LMI Kitting, LLC

LMI Finishing, Inc. (LMI Tulsa)

Precise Machine Co.

TASS, Inc.

Tempco Engineering, Inc.

Valent Aerostructures, LLC

Valent Aerostructures – Lenexa, LLC

Valent Aerostructures –Tulsa, LLC

Ozark Mountain Technologies, LLC

Valent Aerostructures – Wichita, LLC

Valent Aerostructures – St. Louis, Inc.

Valent Aerostructures – Washington, LLC

Versaform Corp.

Each of the Guarantors Listed below the following Signature

By:	/s/ Clifford C. Stebe, Jr.
	Name:	Clifford C. Stebe, Jr.
	Title:	Director

TASS Asia Pacific PTY LTD TASS-EU Limited

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brian Kabbes
	Name:	Brian Kabbes
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Brian Kabbes
	Name:	Brian Kabbes
	Title:	Vice President

EXHIBIT A

[Form of Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [            ]

ISIN [            ]

LMI AEROSPACE, INC.

7.375% Second-Priority Senior Secured Note due 2019

No. [144A][Reg. S][AI]-[ ]	$[ ]

LMI Aerospace, Inc., a Missouri corporation (the “Issuer,” which term includes any successor entity), for value received promise to pay to                      or its registered assigns, the principal sum of                      (or such principal amount as may be set forth in the attached Schedule of Exchanges of Interests in the [Regulation S Temporary] Global Note) on July 15, 2019, and to pay interest thereon as hereinafter set forth.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Dated: [                 ], 20[    ]

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

LMI AEROSPACE, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 7.375% Second-Priority Senior Secured Notes due 2019 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: [                    ], 20[    ]

[Form of Back of Note]

7.375% Second-Priority Senior Secured Note due 2019

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. LMI Aerospace, Inc., a Missouri corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 7.375% per annum from June 19, 2014 until maturity and shall pay Additional Interest (as defined in the Registration Rights Agreement), if any, pursuant to the Registration Rights Agreement referred to below. The Issuer will pay interest semi-annually, in arrears, on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be January 15, 2015. The Issuer will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate that is equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Registrable Notes (as defined in the Registration Rights Agreement) shall have all rights set forth in the Registration Rights Agreement, dated as of June 19, 2014, among the Issuer, the Guarantors named therein and the other parties named on the signature pages thereto (the “Registration Rights Agreement”), including the right to receive Additional Interest in certain circumstances. If applicable, Additional Interest shall be paid to the same Persons, in the same manner and at the same times as regular interest.

(2) METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on January 1 or July 1 (whether or not a Business Day) preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, and interest on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer and the Paying Agent at least three Business Days prior to the date of any such payment. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuer issued the Notes under an Indenture dated as of June 19, 2014 (as it may be amended, supplemented or otherwise modified, the “Indenture”) among the Issuer, the Guarantors, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 7.375% Second-Priority Senior Secured Notes due 2019. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to January 15, 2017, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to the issuance of any Additional Notes) at a redemption price of 107.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(i) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (calculated after giving effect to the original issuance of any Additional Notes) (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and

(ii) the redemption occurs within 120 days of the date of the closing of such Qualified Equity Offering.

(b) On or after January 15, 2017, the Issuer may redeem on any one or more occasions all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed on or after the dates indicated below, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date:

For the Period	Percentage
On or after January 15, 2017	103.688%
On or after January 15, 2018	101.844%
January 15, 2019 and thereafter	100.000%

(c) At any time prior to January 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes at a redemption price equal to 100.000% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest on the Notes redeemed to, the applicable redemption date, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date.

(d) During any twelve-month period prior to January 15, 2017, the Issuer may redeem up to 10% of the original principal amount of the Notes during each twelve-month period, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 103.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the applicable redemption date, subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

(6) MANDATORY REDEMPTION.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Issuer will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will mail (or in the case of Global Notes, transmit in accordance with the procedures of the Depositary) a notice to each Holder with a copy to the Trustee, the Paying Agent and the Registrar describing the transaction or transactions that constitute or constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture. Notwithstanding anything to the contrary in Section 4.15 of the Indenture, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.07 of the Indenture, unless and until there is a default in payment of the applicable redemption price.

(b) If the Issuer or a Restricted Subsidiary of the Issuer consummates an Asset Sale, any Net Proceeds therefrom that are not applied or invested as provided in Section 4.10(b) of the Indenture within 365 days after the receipt of any Net Proceeds from such applicable Asset Sale, will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, within ten Business Days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders to purchase the maximum principal amount of Notes that may be purchased with the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase) and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Paying Agent will select the Notes to be purchased on a pro rata basis or by lot (or in the case of Global Notes, in accordance with the procedures of the Depositary), subject to adjustments so that Notes are maintained in a minimum denomination of $2,000 or a multiple of $1,000 in excess thereof. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Holders that are the subject of a Change of Control Offer or an Asset Sale Offer (each, an “Offer to Purchase”), will receive an Offer to Purchase from the Issuer prior to any related purchase date and may elect to have their respective Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached hereto.

(8) NOTICE OF REDEMPTION OR PURCHASE. Subject to Section 3.03 of the Indenture, notice of redemption or purchase will be mailed, by first class mail (or in the case of Global Notes, transmitted in accordance with the procedures of the Depositary) at least 30 days but not more than 60 days before the applicable redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture pursuant to Article 8 or Article 12, respectively, of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer and the Registrar need not exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection or during the period between a record date and the corresponding Interest Payment Date.

[This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the Restricted Period and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture. Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.]

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note will be treated as its owner for all purposes.

(11) UNCLAIMED MONEY. If any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note remains unclaimed for one year, the Trustee or Paying Agent will pay the money back to the Issuer or, if then held by the Issuer, will be discharged from such trust. After any such payment, any Holder entitled to the money must look only to the Issuer and not the Trustee or Paying Agent for payment.

(12) DISCHARGE AND DEFEASANCE. Subject to the conditions set forth in the Indenture, the Issuer and the Guarantors at any time shall be entitled to terminate some or all of their obligations under the Indenture and the Notes or the Note Guarantees, as applicable, if the Issuer deposits with the Trustee cash in U.S. dollars or non-callable Government Securities for the payment of principal of, premium, if any, and accrued interest on the Notes prior to redemption or maturity, as the case may be.

(13) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to the exceptions set forth in the Indenture, the Notes, the Note Guarantees, the Collateral Documents, (as and to the extent set forth therein as of the Issue Date) and, with the consent of the First Priority Agent, the Intercreditor Agreement, may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Subject to Sections 6.04 and 6.07 of the Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in any particular instance by the Issuer or the Guarantors with any provision of the Indenture, the Notes, the Note Guarantees, the Collateral Documents or, with the consent of the First Priority Agent, the Intercreditor Agreement (including waivers and consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder, the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to

Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable; (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to conform the text of the Indenture Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of the applicable of any Indenture Document, which intent shall be evidenced by an Officers’ Certificate of the Issuer to that effect; (vii) to make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Exchange Notes and Additional Notes; (viii) to evidence and provide for the acceptance of an appointment of a successor trustee under the Indenture pursuant to the requirements thereof; (ix) to allow any Guarantor to execute a supplemental indenture to evidence its Note Guarantee with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of the Indenture; or (x) to enter into additional or supplemental Collateral Documents or to release Collateral from the Lien of the Indenture or the Collateral Documents in accordance with the terms of the Indenture, subject to the Intercreditor Agreement.

Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of the Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes and the Note Guarantees will require the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding.

(14) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) (a) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.15 or 5.01 of the Indenture or (b) failure by the Issuer or any of its Restricted Subsidiaries to comply with Section 4.07 or 4.09 of the Indenture for 30 days after written notice of such failure is delivered to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (iv) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture Documents for 60 days after written notice of such failure is delivered to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Note Guarantee now exists, or is created after the Issue Date, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more; (vi) failure by the Issuer or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million and that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least “A-” (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall not be excluded in determining whether an Event of Default has occurred under this clause (vi) if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as expressly permitted by the Indenture, the Collateral Documents or the Intercreditor Agreement, with respect to any assets or property having a Fair Market Value in excess of $10.0 million, individually or in the aggregate, that constitutes, or under the Indenture or any Collateral Document is required to constitute, Collateral, (A) any of the Collateral Documents shall for any reason cease to be in full force and effect, or the Issuer or a Guarantor shall so assert, or (B) any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the First Priority Agent or the Collateral Agent, as the case may be, taking any action in its sole control; (viii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Issuer (with a copy to the Trustee), may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders rescind an acceleration with respect to the Notes and its consequences if (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default (other than any Event of Default with respect to the nonpayment of the principal of, premium, if any, or interest on the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium) if it determines that withholding notice is in their interest. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive (including pursuant to waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

The Issuer and the Guarantors are required to deliver to the Trustee annually an Officers’ Certificate regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and the status thereof.

(15) TRUSTEE DEALINGS WITH THE ISSUER. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the TIA) or resign.

(16) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), employee, incorporator, manager, stockholder or member of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(17) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GUARANTEES. The payment of the principal of, premium, if any, and interest on the Notes, is fully and unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

(21) SECURITY. Subject to the terms of the Intercreditor Agreement, the Indenture Obligations of the Issuer and the Guarantors are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

(22) GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Collateral Documents, the Registration Rights Agreement and the Intercreditor Agreement. Requests may be made to the Issuer at the following address:

LMI Aerospace, Inc.

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for it.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

In connection with any transfer of this Note the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Note is being transferred:

[Check One]

(1)	to the Issuer or a subsidiary thereof; or

(2)	pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)	to an “accredited investor” (as defined in Rule 501(a) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Issuer); or

(4)	outside the United States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or

(5)	pursuant to the exemption from registration provided by Rule 144 under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.06 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                    ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS

IN THE [REGULATION S TEMPORARY] GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $        . The following exchanges of a part of this [Regulation S Temporary] Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this [Regulation S Temporary] Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[Form of Face of Exchange Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [            ]

ISIN [            ]

LMI AEROSPACE, INC.

7.375% Second-Priority Senior Secured Note due 2019

No. [ ]	$[ ]

LMI Aerospace, Inc., a Missouri corporation (the “Issuer,” which term includes any successor entity), for value received promise to pay to                      or its registered assigns, the principal sum of                      (or such principal amount as may be set forth in the attached Schedule of Exchanges of Interests in the Global Note) on July 15, 2019, and to pay interest thereon as hereinafter set forth.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

Dated: [                 ], 20[    ]

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

LMI AEROSPACE, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 7.375% Second-Priority Senior Secured Notes due 2019 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: [                    ], 20[    ]

EXHIBIT B

[Form of Back of Exchange Note]

7.375% Second-Priority Senior Secured Note due 2019

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. LMI Aerospace, Inc., a Missouri corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 7.375% per annum from June 19, 2014 until maturity. The Issuer will pay interest semi-annually, in arrears, on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be January 15, 2015. The Issuer will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate that is equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on January 1 or July 1 (whether or not a Business Day) preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, and interest on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer and the Paying Agent at least three Business Days prior to the date of any such payment. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Issuer issued the Notes under an Indenture dated as of June 19, 2014 (as it may be amended, supplemented or otherwise modified, the “Indenture”) among the Issuer, the Guarantors, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 7.375% Second-Priority Senior Secured Notes due 2019. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to January 15, 2017, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to the issuance of any Additional Notes) at a redemption price of 107.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(i) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (calculated after giving effect to the original issuance of any Additional Notes) (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of each such redemption; and

(ii) the redemption occurs within 120 days of the date of the closing of such Qualified Equity Offering.

(b) On or after January 15, 2017, the Issuer may redeem on any one or more occasions all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date, if redeemed on or after the dates indicated below, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date:

For the Period	Percentage
On or after January 15, 2017	103.688%
On or after January 15, 2018	101.844%
January 15, 2019 and thereafter	100.000%

(c) At any time prior to January 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes at a redemption price equal to 100.000% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest on the Notes redeemed to, the applicable redemption date, subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date.

(d) During any twelve-month period prior to January 15, 2017, the Issuer may redeem up to 10% of the original principal amount of the Notes during each twelve-month period, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 103.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the applicable redemption date, subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

(6) MANDATORY REDEMPTION.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Issuer will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will mail (or in the case of Global Notes, transmit in accordance with the procedures of the Depositary) a notice to each Holder with a copy to the Trustee, the Paying Agent and the Registrar describing the transaction or transactions that constitute or constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture. Notwithstanding anything to the contrary in Section 4.15 of the Indenture, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.07 of the Indenture, unless and until there is a default in payment of the applicable redemption price.

(b) If the Issuer or a Restricted Subsidiary of the Issuer consummates an Asset Sale, any Net Proceeds therefrom that are not applied or invested as provided in Section 4.10(b) of the Indenture within 365 days after the receipt of any Net Proceeds from such applicable Asset Sale, will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, within ten Business Days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders to purchase the maximum principal amount of Notes that may be purchased with the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase) and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Paying Agent will select the Notes to be purchased on a pro rata basis or by lot (or in the case of Global Notes, in accordance with the procedures of the Depositary), subject to adjustments so that Notes are maintained in a minimum denomination of $2,000 or a multiple of $1,000 in excess thereof. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Holders that are the subject of a Change of Control Offer or an Asset Sale Offer (each, an “Offer to Purchase”), will receive an Offer to Purchase from the Issuer prior to any related purchase date and may elect to have their respective Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached hereto.

(8) NOTICE OF REDEMPTION OR PURCHASE. Subject to Section 3.03 of the Indenture, notice of redemption or purchase will be mailed, by first class mail (or in the case of Global Notes, transmitted in accordance with the procedures of the Depositary) at least 30 days but not more than 60 days before the applicable redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture pursuant to Article 8 or Article 12, respectively, of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The

Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer and the Registrar need not exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note will be treated as its owner for all purposes.

(11) UNCLAIMED MONEY. If any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note remains unclaimed for one year, the Trustee or Paying Agent will pay the money back to the Issuer or, if then held by the Issuer, will be discharged from such trust. After any such payment, any Holder entitled to the money must look only to the Issuer and not the Trustee or Paying Agent for payment.

(12) DISCHARGE AND DEFEASANCE. Subject to the conditions set forth in the Indenture, the Issuer and the Guarantors at any time shall be entitled to terminate some or all of their obligations under the Indenture and the Notes or the Note Guarantees, as applicable, if the Issuer deposits with the Trustee cash in U.S. dollars or non-callable Government Securities for the payment of principal of, premium, if any, and accrued interest on the Notes prior to redemption or maturity, as the case may be.

(13) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to the exceptions set forth in the Indenture, the Notes, the Note Guarantees, the Collateral Documents, (as and to the extent set forth therein as of the Issue Date) and, with the consent of the First Priority Agent, the Intercreditor Agreement, may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Subject to Sections 6.04 and 6.07 of the Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in any particular instance by the Issuer or the Guarantors with any provision of the Indenture, the Notes, the Note Guarantees, the Collateral Documents or, with the consent of the First Priority Agent, the Intercreditor Agreement (including waivers and consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder, the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable; (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to conform the text of the Indenture Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of the applicable of any Indenture Document, which intent shall be evidenced by an Officers’ Certificate of the Issuer to that effect; (vii) to make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Exchange Notes and Additional Notes; (viii) to evidence and provide for the acceptance of an appointment of a successor trustee under the Indenture pursuant to the requirements thereof; (ix) to allow any Guarantor to execute a supplemental indenture to evidence its Note Guarantee with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of the Indenture; or (x) to enter into additional or supplemental Collateral Documents or to release Collateral from the Lien of the Indenture or the Collateral Documents in accordance with the terms of the Indenture, subject to the Intercreditor Agreement.

Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of the Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes and the Note Guarantees will require the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding.

(14) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) (a) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10, 4.15 or 5.01 of the Indenture or (b) failure by the Issuer or any of its Restricted Subsidiaries to comply with Section 4.07 or 4.09 of the Indenture for 30 days after written notice of such failure is delivered to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (iv) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture Documents for 60 days after written notice of such failure is delivered to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Note Guarantee now exists, or is created after the Issue Date, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more; (vi) failure by the Issuer or any of its Restricted Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million and that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least “A-” (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall not be excluded in determining whether an Event of Default has occurred under this clause (vi) if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts), which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as expressly permitted by the Indenture, the Collateral Documents or the Intercreditor Agreement, with respect to any assets or property having a Fair Market Value in excess of $10.0 million, individually or in the aggregate, that constitutes, or under the Indenture or any Collateral Document is required to constitute, Collateral, (A) any of the Collateral Documents shall for any reason cease to be in full force and effect, or the Issuer or a Guarantor shall so assert, or (B) any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the First Priority Agent or the Collateral Agent, as the case may be, taking any action in its sole control; (viii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Issuer (with a copy to the Trustee), may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders rescind an acceleration with respect to the Notes and its consequences if (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default (other than any Event of Default with respect to the nonpayment of the principal of, premium, if any, or interest on the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium) if it determines that withholding notice is in their interest. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive (including pursuant to waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

The Issuer and the Guarantors are required to deliver to the Trustee annually an Officers’ Certificate regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and the status thereof.

(15) TRUSTEE DEALINGS WITH THE ISSUER. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the TIA) or resign.

(16) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), employee, incorporator, manager, stockholder or member of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(17) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GUARANTEES. The payment of the principal of, premium, if any, and interest on the Notes, is fully and unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

(21) SECURITY. Subject to the terms of the Intercreditor Agreement, the Indenture Obligations of the Issuer and the Guarantors are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

(22) GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Collateral Documents and the Intercreditor Agreement. Requests may be made to the Issuer at the following address:

LMI Aerospace, Inc.

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for it.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                     ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS

IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

LMI Aerospace, Inc.

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

Attention: Chief Financial Officer

U.S. Bank National Association

Global Corporate Trust Services

One U.S. Bank Plaza, Mail Code: SL-MO-T3CT

St. Louis, MO 63101

Attention: Brian J. Kabbes

Facsimile No.: (314) 418-1225

Re:	7.375% Second-Priority Senior Secured Notes due 2019

Reference is hereby made to the Indenture, dated as of June 19, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), among LMI Aerospace, Inc., a Missouri corporation, as issuer (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $        in such Note[s] or interests (the “Transfer”), to                     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed Transfer is being made prior to the expiration of the Restricted Period, the Transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the AI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit E to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the AI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT D

FORM OF CERTIFICATE OF EXCHANGE

LMI Aerospace, Inc.

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

Attention: Chief Financial Officer

U.S. Bank National Association

Global Corporate Trust Services

One U.S. Bank Plaza, Mail Code: SL-MO-T3CT

St. Louis, MO 63101

Attention: Brian J. Kabbes

Facsimile No.: (314) 418-1225

Re:	7.375% Second-Priority Senior Secured Notes due 2019

Reference is hereby made to the Indenture, dated as of June 19, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), among LMI Aerospace, Inc., a Missouri corporation, as issuer (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $        in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

D-1

(d) ☐Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and under the Securities Act.

(b) ☐Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐144A Global Note, ☐ Regulation S Global Note, ☐ AI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR

LMI Aerospace, Inc.

411 Fountain Lakes Boulevard

St. Charles, Missouri 63301

Attention: Chief Financial Officer

U.S. Bank National Association

Global Corporate Trust Services

One U.S. Bank Plaza, Mail Code: SL-MO-T3CT

St. Louis, MO 63101

Attention: Brian J. Kabbes

Facsimile No.: (314) 418-1225

Re:	7.375% Second-Priority Senior Secured Notes due 2019

Reference is hereby made to the Indenture, dated as of June 19, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), among LMI Aerospace, Inc., a Missouri corporation, as issuer (the “Issuer”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $        aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities law.

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act or any applicable securities law, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

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4. We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion, in each case for investment only, and not with a view to, or for the offer or sale in connection with, any distribution thereof in violation of the Securities Act.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

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EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

[FIRST] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [                    ], 20[    ], among [                    ], a [STATE] [TYPE OF ENTITY] (the “Additional Guarantor”), LMI Aerospace, Inc., a Missouri corporation, as issuer (the “Issuer”), the Guarantors party to the Indenture (as defined below) and U.S. Bank National Association, as trustee and as collateral agent (collectively, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee the Indenture, dated as of June 19, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), governing the Issuer’s 7.375% Second-Priority Senior Secured Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances a Restricted Subsidiary of the Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which such a Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture as set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Additional Guarantor hereby agrees to provide a full and unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article 11 thereof.

3. No Recourse Against Others. No past, present or future director, officer, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), employee, incorporator, manager, stockholder or member of the Additional Guarantor, as such, will have any liability for any obligations of the Issuer, the Additional Guarantor or any other Guarantors under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT SUCH PRINCIPLES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy or counterpart will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

6. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

8. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Guarantor and the Issuer.

9. Notices. Notices to the Additional Guarantor shall be made in accordance with Section 13.02 of the Indenture at the address for the Issuer and the Guarantors set forth in such Section.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

LMI AEROSPACE, INC.

By:
Name:
Title:

[GUARANTORS], as Guarantors

By:
Name:
Title:

[ADDITIONAL GUARANTOR], as a Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

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